UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE
14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒        Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12
TRIUMPH FINANCIAL, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Triumph TRANSACT CONFIDENTLY

NOTICE OF 2026 ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Acceleration
with Intent.

TRIUMPH FINANCIAL, INC.

12700 Park Central Drive, Suite 1700

Dallas, Texas 75251

(214) 365-6900

March 11, 2026

Dear Triumph Financial, Inc. Shareholders,

You are cordially invited to attend the Annual Meeting of Shareholders of Triumph Financial, Inc. (the “Company”). The meeting will be held on Thursday, April 23, 2026. The Annual Meeting will begin promptly at 9:30 a.m., local time, at 3 Park Central, 12700 Park Central Drive, 15th Floor, Dallas, Texas 75251.

A Notice of Annual Meeting of Shareholders and the Proxy Statement for the meeting are attached. To ensure your representation at the Annual Meeting, you are urged to vote by proxy via the Internet or telephone pursuant to the instructions provided in the enclosed proxy card; or by completing, dating, signing and returning the enclosed proxy card.

The terms of three of our current directors, Harrison Barnes, Richard L. Davis and Maribess Miller, will expire at the Annual Meeting. We thank Mr. Barnes, Mr. Davis and Ms. Miller for their dedicated service to the Company. The size of our Board will be decreased to nine directors effective as of the Annual Meeting with the nine other existing members of the Board of Directors (the “Board”) standing for re-election at the Annual Meeting filling such seats.

The Notice of Annual Meeting and Proxy Statement on the following pages contain information about the official business of the Annual Meeting. Whether or not you expect to attend, please vote your shares now. Of course, if you decide to attend the Annual Meeting, you will have the opportunity to revoke your proxy and vote your shares in person. This Proxy Statement is also available at www.proxydocs.com/TFIN.

Sincerely,

Aaron P. Graft

President and Chief Executive Officer

Notice of Annual Meeting of Shareholders

To be held April 23, 2026

Meeting Information

Date:	April 23, 2026
Time:	9:30 a.m. Central Time
Location:	3 Park Central, 12700 Park Central Drive, 15th Floor Dallas, Texas 75251
Record Date:	Close of business, February 24, 2026

Voting Items

1.

To elect the nine directors named in the accompanying proxy statement to our Board of Directors to serve until the next annual meeting of Shareholders or until their respective successors have been elected and qualified;

2.	To vote on a non-binding advisory resolution to approve the compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement (the “Say on Pay Proposal”);

3.	To ratify the appointment of Crowe LLP as our independent registered public accounting firm for the current fiscal year; and

4.	To transact any business as may properly come before the Annual Meeting or any adjournments or postponements.

We are furnishing our 2025 Annual Report and proxy materials to our Shareholders primarily through the Internet this year in accordance with rules adopted by the Securities and Exchange Commission. Shareholders of record have been mailed a Notice of Internet Availability of Proxy Materials on or around March 11, 2026, which provides them with instructions on how to vote and how to access the 2025 Annual Report and proxy materials on the Internet. It also provides instructions on how to request paper copies of these materials.

Shareholders of record who previously enrolled in a program to receive electronic versions of the 2025 Annual Report and proxy materials will receive an email notice with details on how to access those materials and how to vote.

2026 Proxy Statement

How to Vote

Shareholders of record may vote:

•	By Internet: go to www.proxypush.com/TFIN

•	By phone: call 866-206-5381

•	By mail: complete and return the enclosed proxy card in the postage prepaid envelope provided.

If your shares are held in the name of a broker, bank or other shareholder of record, please follow the voting instructions that you receive from the broker, bank or other shareholder of record entitled to vote your shares.

The Board of Directors has fixed the close of business on February 24, 2026 as the record date for the determination of Shareholders entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,
March 11, 2026
Dallas, Texas	Aaron P. Graft
President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders

to be Held on April 23, 2026.

The Proxy Statement for the 2026 Annual Meeting, the Notice of the 2026 Annual Meeting, the form of proxy and the Company’s 2025 Annual Report are available at www.proxydocs.com/TFIN.

2026 Proxy Statement

2026 Proxy Statement

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information you should consider in voting your shares. Please read the complete proxy statement and our annual report carefully before voting.

Meeting Information

Date:	April 23, 2026
Time:	9:30 a.m. Central Time
Location:	3 Park Central, 12700 Park Central Drive, 15th Floor Dallas, Texas 75251
Record Date:	Close of business, February 24, 2026

How to Vote

Your vote is important. You may vote your shares via the Internet, by telephone, by mail or in person at the Annual Shareholder Meeting. Please refer to the section “Information Concerning Solicitation and Voting” on page 1 for detailed voting instructions. If you vote via the Internet, by telephone or in person at the Annual Shareholder Meeting, you do not need to mail in a proxy card.

INTERNET	TELEPHONE	MAIL	IN PERSON

Visit www.proxypush.com/TFIN. You will need the control number printed on your notice, proxy card or voting instruction form.	Dial toll-free (866-206-5381) or the telephone number on your voting instruction form. You will need the control number printed on your notice, proxy card or voting instruction form.	If you received a paper copy of the proxy materials, send your completed and signed proxy card or voting instruction form using the enclosed postage- paid envelope.	By attending the meeting and following the instructions for voting.

Matters to be Voted Upon

Proposals		Required Approval	Board Recommendation	Page Reference

1.	Election of Directors	Majority of Votes Cast	FOR each Nominee	5
2.	Non-binding Advisory Resolution to Approve the Compensation of the Company’s Named Executive Officers	Majority of Votes Cast	FOR	62
3.	Ratification of Selection of Independent Registered Public Accounting Firm	Majority of Votes Cast	FOR	63

2026 Proxy Statement

TRIUMPH FINANCIAL, INC.

12700 Park Central Drive, Suite 1700

Dallas, Texas 75251

(214) 365-6900

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

April 23, 2026

INFORMATION CONCERNING SOLICITATION AND VOTING

Introduction

We are furnishing this Proxy Statement on behalf of the Board of Directors (the “Board of Directors”) of Triumph Financial, Inc. (“Triumph”), a Texas corporation, for use at our 2026 Annual Meeting of Shareholders, or at any adjournments or postponements of the meeting (the “Annual Meeting”), for the purposes set forth below and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 3 Park Central, 12700 Park Central Drive, 15th Floor, Dallas, Texas 75251, at 9:30 a.m. local time, on April 23, 2026.

In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we are furnishing proxy materials to our Shareholders on the Internet. You will not receive a printed copy of the proxy materials, unless specifically requested. The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet.

As used in this Proxy Statement, the terms “us”, “we”, “our”, the “Company” and “Triumph” refer to Triumph Financial, Inc., and, where appropriate, Triumph Financial, Inc., and its subsidiaries. The term “Common Stock” means shares of our Common Stock, par value, $0.01 per share.

Shareholders Entitled to Notice and to Vote; Quorum

Only holders of record of our Common Stock at the close of business on February 24, 2026, which the Board of Directors has set as the record date, are entitled to notice of, and to vote at, the Annual Meeting. As of February 24, 2026 we had 23,793,965 shares of Common Stock outstanding and entitled to vote at the Annual Meeting, and our shares of Common Stock were held by approximately 108 shareholders of record. Each shareholder of record of Common Stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. There are no cumulative voting rights in the election of directors.

A quorum shall be present at the Annual Meeting if holders of shares having a majority of the voting power represented by all of the issued and outstanding shares entitled to vote at the meeting are present in person or represented by proxy. The shares of Common Stock represented by properly executed proxy cards or properly authenticated voting instructions recorded electronically through the Internet or by telephone, will be counted for purposes of determining the presence of a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

2026 Proxy Statement 1

Distinction Between Holding Shares as a Shareholder of Record and as a Beneficial Owner

Some of our shareholders hold their shares through a broker, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

•

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, then you are considered, with respect to those shares, the “shareholder of record.” As the shareholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

•

Beneficial Owner. If your shares are held in a brokerage account, by a trustee or, by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

If you are not a shareholder of record, please understand that we do not know that you are a shareholder, or how many shares you own.

Voting Deadline

If you are a shareholder of record on the record date, then your proxy must be received no later than 9:30 a.m., central time on April 23, 2026 to be counted. If you are the beneficial owner of your shares held through a broker, trustee, or other nominee, please follow the instructions of your broker, trustee, or other nominee in determining the deadline for submitting your proxy.

Voting without Attending the Annual Meeting

Whether you hold shares directly as a shareholder of record or through a broker, trustee, or other nominee, you may direct how your shares are voted without attending the Annual Meeting. You may give voting instructions by the Internet, by telephone, or by mail. Instructions are on the proxy card. The proxy holders will vote all properly executed proxies that are delivered in response to this solicitation, and not later revoked, in accordance with the instructions given by you.

Voting in Person

Shares held in your name as the Shareholder of record on the record date may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner but not the shareholder of record may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee, or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

The vote you cast in person will supersede any previous votes that you may have submitted, whether by Internet, telephone, or mail.

Required Votes

At the Annual Meeting, shareholders will consider and act upon (1) the re-election of the nine directors named in this proxy statement to our Board of Directors to serve until the next annual meeting of shareholders or until their respective successors have been elected and qualified, (2) the Say on Pay

2 2026 Proxy Statement

Proposal, (3) the ratification of the appointment of our Crowe LLP as our independent registered public accounting firm, and (4) such other business as may properly come before the Annual Meeting.

•

Election of Directors (Proposal 1). We have implemented majority voting in uncontested director elections. As a result, each director standing for election at the Annual Meeting will be elected by a majority of the votes cast by the outstanding shares present in person or by proxy and entitled to vote at the Annual Meeting, meaning that each director nominee must receive a greater number of such shares voted “for” such director than the number of such shares voted “against” such director. In a contested election, the director nominees receiving a plurality of the votes cast shall be elected directors.

•

All Other Proposals (Proposals 2 and 3). For all of the other proposals described in this Proxy Statement, the affirmative vote of a majority of the votes cast by the outstanding shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve each such proposal.

Abstentions and Broker Non-Votes

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion, but are not permitted to vote on certain proposals and may elect not to vote on any of the proposals unless you provide voting instructions. Voting your shares will help to ensure that your interests are represented at the meeting. If you do not provide voting instructions and the broker elects to vote your shares on some but not all matters, it will result in a ”broker non-vote” for the matters on which the broker does not vote. Broker non-votes and abstentions will be considered as present for quorum purposes, but abstentions and broker non-votes will not be treated as votes cast for any of the proposals at the Annual Meeting and will have no effect on the results of such proposals.

Treatment of Voting Instructions

If you provide specific voting instructions, your shares will be voted as instructed.

If you hold shares as the shareholder of record and sign and return a proxy card or vote by Internet or telephone without giving specific voting instructions, then your shares will be voted in accordance with the recommendations of our Board of Directors. Our Board of Directors recommends (1) a vote for the re-election of each of the nine directors named in this Proxy Statement to our Board of Directors, (2) a vote for approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement, and (3) a vote for the ratification of the appointment of Crowe LLP as our independent registered public accounting firm.

You may have granted to your broker, trustee, or other nominee discretionary voting authority over your account. Your broker, trustee, or other nominee may be able to vote your shares depending on the terms of the agreement you have with your broker, trustee, or other nominee.

The persons identified as having the authority to vote the proxies granted by the proxy card will also have discretionary authority to vote, in their discretion, to the extent permitted by applicable law, on such other business as may properly come before the Annual Meeting and any postponement or adjournment. The Board of Directors is not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting to permit us to solicit additional proxies in favor of any proposal, the persons named in the proxy card will vote on such matter in their own discretion.

2026 Proxy Statement 3

Revocability of Proxies

A shareholder of record who has been given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you must follow the specific instructions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you have already provided to your broker, trustee, or other nominee.

Costs of Proxy Solicitation

Proxies will be solicited from our shareholders by mail and through the Internet. We will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. It is possible that our directors, officers and other employees may make further solicitations personally or by telephone, facsimile or mail. Our directors, officers and other employees will receive no additional compensation for any such further solicitations.

4 2026 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

The terms of three of our current directors, Harrison Barnes, Richard L. Davis and Maribess Miller, will expire at the Annual Meeting. We thank Mr. Barnes, Mr. Davis and Ms. Miller for their dedicated service to the Company. The size of our Board will be decreased to nine directors effective as of the Annual Meeting with the director nominees standing for re-election as set forth below filling such seats.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated each of the directors noted below (whom we refer to as the “nominees”) to stand for re-election for a one (1) year term expiring at the 2027 annual meeting of shareholders or until their respective successors have been elected and qualified. Each director nominee must receive the affirmative vote of a majority of the votes cast to be elected (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Unless contrary instructions are given, the shares represented by your proxy will be voted FOR the election of all director nominees.

Name	Position

Carlos M. Sepulveda, Jr.	Director and Chairman of the Board

Aaron P. Graft	Director, Vice Chairman, Chief Executive Officer and President

Charles A. Anderson	Director

Debra A. Bradford	Director

Davis Deadman	Director

Laura K. Easley	Director

Melissa K. McSherry	Director

Michael P. Rafferty	Director

C. Todd Sparks	Director

All of the nominees listed above have consented to being named in this proxy statement and to serve if elected. However, if any nominee becomes unable to serve, proxy holders will have discretion and authority to vote for another nominee proposed by our Board. Alternatively, our Board may reduce the number of directors to be elected at the Annual Meeting.

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees.

2026 Proxy Statement 5

Information Concerning the Director Nominees

Biographical information for each director nominee appears below. Each of the director nominees was last elected by the shareholders at the 2025 annual meeting. The information is based entirely upon information provided by the respective director nominees.

		Director Since			Committee Membership
Name	Age		Position	Independent	AC	CC	NCGC	RCC

Charles A. Anderson	65	2010	Director	✓		C	✓

Debra A. Bradford	67	2020	Director	✓	✓			✓

Davis Deadman	62	2023	Director	✓				✓

Laura K. Easley	61	2020	Director	✓			✓	C

Aaron P. Graft	48	2010	Director, Vice Chairman, Chief Executive Officer & President

Melissa K. McSherry	53	2025	Director	✓				✓

Michael P. Rafferty	71	2014	Director	✓	C			✓

Carlos M. Sepulveda, Jr.	68	2010	Director & Chairman	✓		✓

C. Todd Sparks	58	2010	Director	✓	✓

C	Committee Chair
✓	Member
AC	Audit Committee
CC	Compensation Committee
NCGC	Nominating and Corporate Governance Committee
RCC	Risk and Compliance Committee

We believe our director nominees represent a broad mix of tenure, experience and viewpoints, with robust independence. 33% of our director nominees are women, 67% are men, 11% have racial/ethnic diversity and 89% are white.

Director Tenure	Independence

Items above are depicted giving effect to the director nominees standing for election at the Annual Meeting.

6 2026 Proxy Statement

Director Qualifications and Attributes

We endeavor to have a Board that represents a broad range of qualities, skills and depth of experience in areas that are relevant to and contribute to the Board’s oversight of the Company’s activities. Among others, the Board has considered these key experiences, qualifications, skills and attributes in evaluating the composition of the Board and in considering nominees for new directors.

EXPERIENCE / QUALIFICATIONS / SKILLS / ATTRIBUTES

Banking Experience

•  We seek directors who have knowledge and experience in the banking industry, which is useful in understanding the operations, challenges and regulatory environment impacting our operations as a regulated financial institution.

Financial Experience

•  As a public company, we are committed to strong financial discipline and accurate and transparent reporting and disclosure practices. We believe directors with public accounting backgrounds or senior financial leadership experience at other organizations are instrumental in providing oversight and guidance in these areas.

Senior Leadership Experience

•  We believe it is important for our directors to have served in senior leadership roles in other organizations, including as senior executives, entrepreneurs and founders of businesses, which demonstrates a strong ability to motivate and manage others, to identify and develop leadership qualities in others and to manage organizations.

Public Company Board Experience

•  Directors who have served on other public company boards can offer advice and perspective with respect to board dynamics and operations, relations between the board and executive management and other matters, including executive compensation, corporate governance and relations with shareholders.

Transportation and Payments Experience

•  Given the large percentage of our business that touches the transportation industry, including our factoring, payments and intelligence businesses, we believe directors with knowledge and experience in these industries provide useful perspective in understanding and providing guidance with respect to the trends, strategic challenges and opportunities in these sectors.

Technology and Cybersecurity Experience

•  Given the Company’s strategic focus in growing and expanding the network platform it is developing for the transportation industry, we value directors who have experience with other technology companies who can offer unique insights on the challenges facing this industry, as well the cybersecurity risks facing businesses generally.

2026 Proxy Statement 7

The table below summarizes the key experience, qualifications and attributes for each director nominee and highlights the balanced mix of experience, qualifications and attributes of the Board as a whole. This high-level summary is not intended to be an exhaustive list of each director’s skills or contributions to the Board.

Name	Banking Experience	Financial Experience	Senior Leadership Experience	Public Company Board Experience	Transportation and Payments Experience	Technology and Cybersecurity Experience

Charles A. Anderson			X	X

Debra A. Bradford		X	X	X	X	X

Davis Deadman	X	X	X

Laura K. Easley			X		X	X

Aaron P. Graft	X		X		X	X

Melissa K. McSherry	X		X		X	X

Michael P. Rafferty	X	X	X	X

Carlos M. Sepulveda, Jr.	X	X	X	X

C. Todd Sparks	X	X	X

8 2026 Proxy Statement

Directors Standing for Election at the 2026 Annual Meeting

Carlos M. Sepulveda, Jr.

Retired President and Chief Executive Officer

Interstate Batteries, Inc.

Carlos M. Sepulveda, Jr. has served as Chairman of our Board of Directors since 2010. He also serves as Chairman of TBK Bank, SSB, our bank subsidiary. Since March 2014, Mr. Sepulveda has served on

Chairman of the Board

Independent Director

Director Since 2010

Age 68

Board Committees:

•  Compensation

Key Qualifications and Expertise:

•  Senior Leadership Experience

•  Financial Experience

•  Diversity

Other Current Public Boards:

•  Cinemark Holdings, Inc.

the Board of Directors of Travel Research Advisers LLC DBA Savoya Holdings, LLC a chauffeured ground transportation service provider. In 2007, he joined the Board of Directors of Cinemark Holdings, Inc. (NYSE: CNK) where he has been Lead Director since 2016 and Chairman since 2022. In addition, he serves as a member of the Audit Committee, Compensation Committee and the Strategic Planning Committee of Cinemark Holdings, Inc. From 2013 to January 2017, Mr. Sepulveda served on the Board of Matador Resources Company (NYSE:MTDR), as Director, Chairman of the Audit Committee, Chairman of the Financial Committee, and a member of both the Nominations Committee and Executive Committee. Mr. Sepulveda joined Interstate Battery System International, Inc. in 1990, and served as its President and Chief Executive Officer from 2004 until 2013, and continues to serve on its Board of Directors as he has since 1995. Prior to joining Interstate Battery, Mr. Sepulveda was a partner at KPMG with more than 10 years of audit experience, including a concentration in financial services companies and banks. Mr. Sepulveda received a Bachelor of Business Administration with highest honors from the University of Texas at Austin. He is a certified public accountant (CPA) and is a member of the American Institute of CPAs and Texas Society of CPAs.

Aaron P. Graft

Founder, Vice Chairman and Chief Executive Officer

of the Company

Aaron P. Graft is the Founder, Vice Chairman and Chief Executive Officer of the Company, a position he has held since 2010. He also serves as the Vice Chairman and Chief Executive Officer of TBK

Director

Director Since 2010

Age 48

Key Qualifications and Expertise:

•  Banking Experience

•  Senior Leadership Experience

•  Transportation and Payments Experience

•  Technology and Cybersecurity Experience

Bank, SSB, our bank subsidiary. Mr. Graft also serves as a Director and Chairman of The Bank of the West of Thomas, Oklahoma. Prior to establishing Triumph Financial, Inc., Mr. Graft served as the Founder and President of Triumph Land and Capital Management, LLC, where he oversaw the management of several multi-family and commercial real estate projects in receivership and led the acquisition of multiple pools of distressed debt secured by multi-family projects. Prior to Triumph, Mr. Graft worked for Fulbright & Jaworski, LLP (now Norton Rose Fulbright LLP) where he focused on distressed loan workouts. Mr. Graft received a Bachelor of Arts, cum laude, and a Juris Doctorate, cum laude, from Baylor University. He is a member of Young Presidents’ Organization. In 2017, Mr. Graft received the EY Entrepreneur Of The Year® Award in the Business & Financial Services category in the Southwest Region and the Baylor University 2017 Young Alumnus of the Year. In 2014, he was recognized by the Dallas Business Journal with the “40 Under 40” award.

2026 Proxy Statement 9

Charles A. Anderson

Co-Founder

Bandera Ventures, Ltd.

Charles A. Anderson cofounded Bandera Ventures, Ltd., a firm focused on industrial development and acquisitions, distressed office acquisitions and long-term lease opportunities and has

Independent Director

Director Since 2010

Age 65

Board Committees:

•  Compensation (Chair)

•  Nominating Corporate Governance

Key Qualifications and Expertise:

•  Senior Leadership Experience

Other Current Public Boards:

•  Highwoods Properties, Inc.

served as a principal of such firm since 2003. Prior to that, Mr. Anderson was associated with the Trammell Crow Company where he served as Senior Executive Director, responsible for the Development and Investment Group for the Western half of the United States. Since 2014, Mr. Anderson has served on the Board of Directors and as a member of the Investment Committee of Highwoods Properties, Inc. (NYSE:HIW), a publicly traded real estate investment trust. He earned his Bachelor of Business Administration and Master of Business Administration from Southern Methodist University, where he graduated summa cum laude.

Debra A. Bradford

Retired President and Chief Financial Officer

First American Payment Systems

Debra A. Bradford is the retired President and Chief Financial Officer of First American Payment Systems, an industry leader and global solutions provider in merchant account services. Ms. Bradford joined

Independent Director

Director Since 2020

Age 67

Board Committees:

•  Audit

•  Risk and Compliance

Key Qualifications and Expertise:

•  Financial Experience

•  Senior Leadership Experience

•  Transportation and Payments Experience

•  Technology and Cybersecurity Experience

Other Current Public Boards:

•  Intermex International Money Express, Inc.

First American Payment Systems by Deluxe in 2001 and served as President and Chief Financial Officer from 2008 until her retirement in 2025. Prior to the acquisition of First American by Deluxe Corporation, she also served on the Board of Directors and Audit Committee of First American. Prior to joining First American, Ms. Bradford served as Senior Vice President and Chief Financial Officer of ACE Cash Express, Inc., a financial services retailer, and in various roles, including Chief Operating Officer, with IPS Card Solutions (formerly NTS, Inc.), a division of First Data Corporation. Ms. Bradford serves on the Board of Directors and on both the compensation and nominating and governance committees of Intermex International Money Express, Inc. (NASDAQ: IMXI). Ms. Bradford graduated from the University of Texas in Austin. She is a Certified Public Accountant and a member of the Texas Society of Certified Public Accountants.

Davis Deadman

Retired Chief Executive Officer and President

NexBank Capital, Inc.

Davis Deadman has served on the board of the North Texas Certified Development Corporation, an SBA chartered entity focused on providing debt capital to the small business community in Texas. From

Independent Director Director Since 2023 Age 62 Board Committees: • Risk and Compliance Key Qualifications and Expertise: • Banking Experience • Financial Experience • Senior Leadership Experience
2004 to 2010, he served on multiple boards, including the bank and the holding company within the NexBank Capital, Inc. platform. From 2004 to 2010, Mr. Deadman served as Chief Executive Officer and President of NexBank, a financial services organization that included a broker-dealer and an investment banking and corporate advisory firm. From 1998 to 2009, Mr. Deadman served as a Senior Portfolio Manager and, ultimately, as a partner with Highland Capital Management L.P. In this role, he managed a team of investment professionals responsible for a several billion-dollar portfolio of credit investments. Before 1998, he served as an investment officer at Mutual Benefit Life, managing a $200 million commercial real estate-backed loan portfolio. Mr. Deadman served in various roles with the Company and TBK Bank, SSB from 2011-2022, including as TBK Bank’s Chief Lending Officer from 2011 to 2014. Such service in an employment capacity terminated in 2022. Mr. Deadman received a Bachelor of Business Administration from Texas A&M University and a Master of Business Administration in Finance, Cum Laude, from Southern Methodist University – Cox School of Business. He is a Chartered Financial Analyst (CFA) Charter holder.

10 2026 Proxy Statement

Laura K. Easley

Retired Chief Operating Officer

Transportation Insight

Laura K. Easley was the Chief Operating Officer of Transportation Insight, a leading enterprise solutions provider in the logistics and transportation industry, from 2012 until her retirement in 2019. She

Independent Director

Director Since 2020

Age 61

Board Committees:

•  Nominating Corporate Governance

•  Risk and Compliance (Chair)

Key Qualifications and Expertise:

•  Senior Leadership Experience

•  Transportation and Payments Experience

•  Technology and Cybersecurity Experience

served in various other capacities at Transportation Insight from 2005 to 2019, including Chief Business Development Officer and Chief Solutions Officer. Prior to Transportation Insight, Ms. Easley served in various capacities with Menlo Worldwide, The Complete Logistics Company and ABF Freight Systems. Ms. Easley received a Bachelor of Science Degree in Industrial Engineering and Management from Oklahoma State University. She served on the Board of Directors for the OSU Cowboy Academy of Industrial Engineering and Management.

Melissa K. McSherry

Consultant

Melissa K. McSherry has over 30 years’ experience as an executive focused on artificial intelligence, big data and software development. She currently serves as a board member for two other private companies in addition to Triumph and for two non-profits. From 2022

Independent Director

Director Since 2025

Age 53

Board Committees:

•  Risk and Compliance

Key Qualifications and Expertise:

•  Banking Experience

•  Senior Leadership Experience

•  Transportation and Payments Experience

•  Technology and Cybersecurity Experience

until 2024, she served as the Chief Operating Officer of Anywhere Real Estate (NYSE: HOUS), where she led Product, Technology, and a number of other functions. Prior to that, from 2016 to 2022, she served as Senior Vice President, Global Head of Risk and Identity Solutions for Visa, Inc. (NYSE: V), where she focused on advanced AI and digital commerce in transforming Visa’s fraud prevention business; and from 2002 to 2014 she served in a number of roles including leading Subprime Card Acquisitions at Capital One (NYSE: COF) where she had significant experience with regulatory supervision. Ms. McSherry is a graduate and Arjay Miller Scholar from Stanford’s Graduate School of Business and graduated magna cum laude from Harvard University.

Michael P. Rafferty

Retired Partner,

Ernst & Young LLP

Michael P. Rafferty was a member of the public accounting firm Ernst & Young LLP from 1975 until his retirement in 2013, was admitted as Partner of the Firm in 1988, and served as the Audit

Independent Director

Director Since 2014

Age 71

Board Committees:

•  Audit (Chair)

•  Risk and Compliance

Key Qualifications and Expertise:

•  Financial Experience

•  Senior Leadership Experience

•  Banking Experience

Practice Leader for the Southwest Region from 2004 to 2013. During his career with Ernst & Young, he primarily served clients in the financial services and healthcare industries. Mr. Rafferty graduated with a Bachelor of Science degree in Accounting from the University of New Orleans. Mr. Rafferty is a certified public accountant and is licensed in Texas. Mr. Rafferty also served as a member of the Board of Directors, as Chair of the Audit Committee and as a member of the Compliance and Ethics Committee of MoneyGram International, Inc. (NASDAQ:MGI) from 2016 to 2023.

2026 Proxy Statement 11

C. Todd Sparks

Vice President and Chief Financial Officer

Discovery Operating Inc.

C. Todd Sparks serves as Vice President and Chief Financial Officer of Discovery Operating Inc., an oil and gas exploration and production company located in Midland, Texas a position he has

Independent Director Director Since 2010 Age 58 Board Committees: • Audit Key Qualifications and Expertise: • Banking Experience • Financial Experience • Senior Leadership Experience
held since 2000. He is also currently serving on the Board of Directors of Midland Classical Academy. Mr. Sparks has formerly served on the Board of Directors for FirstCapital Bank of Texas and First Bancshares of Texas. Mr. Sparks has been an active investor, both inside and outside of oil and gas, for the last 30 years. He has actively participated in many areas of interest including real estate, banking, oil and gas service companies and a variety of start-ups during his career. Mr. Sparks received a Bachelor of Business Administration degree from Baylor University in 1989 and a Master of Business Administration degree from Texas A&M University in 1992.

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Directors with Terms Expiring at the Annual Meeting

Harrison B. Barnes

Professional Athlete

National Basketball Association

Harrison B. Barnes, through his family office, is a community bank supporter and investor. Mr. Barnes has been a professional athlete since 2012, representing the United States in the 2016 Olympics.

Independent Director Director Since 2021 Age 33 Board Committees: • Compensation Key Qualifications and Expertise: • Banking Experience
He was voted to and currently serves on the board of directors of USA Basketball, and as one of two inaugural Player Representatives on the board of directors of the NBA Foundation. Since 2012, Mr. Barnes has overseen all functions of his family’s business affairs, including analysis of representation and business proposals, venture capital transactions, and investments in publicly traded companies. He has also served as a member of the board of directors of First National Bank (Ames, IA), the largest bank subsidiary of Ames National Corporation (NASDAQ: ATLO), and as Treasurer and Executive Committee member of the National Basketball Players Association. Mr. Barnes’ community projects includes When We All Vote (Ambassador), Learn Fresh (Champion and Advisor for NBA Math Hoops program), and previously served on the Board of Trustees for the Boys & Girls Club of Oakland. Additionally, he founded the Harrison Barnes Reading Academy, which promoted literacy skills among youth.

Richard L. Davis

Retired Founder

DAVACO, Inc.

Richard L. Davis was the Founder of Dallas-based DAVACO, Inc., a leading provider of retail, restaurant and hospitality service solutions. In 2000 and 2006, Mr. Davis was a finalist for the

Independent Director Director Since 2010 Age 72 Board Committees: • Compensation • Nominating Corporate Governance Key Qualifications and Expertise: • Senior Leadership Experience
Ernst & Young Entrepreneur of the Year award. In 2006, Mr. Davis was inducted into the Retail Construction Hall of Fame. In 2023 Mr. Davis launched RLD Capital Holdings, Inc. as a family office. Mr. Davis currently serves on The Salvation Army’s Dallas/ Fort Worth Metroplex Advisory Board and The Foundation Board of Baylor Scott & White.

Maribess L. Miller

Retired Partner

PricewaterhouseCoopers LLP

Maribess L. Miller was a member of the public accounting firm PricewaterhouseCoopers LLP from 1975 until 2009, including serving as the North Texas Market Managing Partner from 2001

Independent Director

Director Since 2014

Age 73

Board Committees:

•  Nominating Corporate Governance (Chair)

•  Audit

Key Qualifications and Expertise:

•  Financial Experience

•  Senior Leadership Experience

Other Current Public Boards:

•  DR Horton, Inc.

until 2009; as Southwest Region Consumer, Industrial Products and Services Leader from 1998 until 2001; and as Managing Partner of the firm’s U.S. Healthcare Audit Practice from 1995-1998. Ms. Miller joined the board of DR Horton, Inc. (NYSE: DHI) in November, 2019 and serves as chair of the Audit Committee and member of the Compensation Committee. Ms. Miller served as a member of the Board of Directors and Chair of the Audit Committee and member of the Compensation Committee for Zix Corporation (NASDAQ:ZIXI) from 2010-2021. Ms. Miller is also a member of the Board of Directors and member of the Audit Committee and Compensation Committee for Midmark Corp., a privately-held medical supply company. She was on the Texas State Board of Public Accountancy from 2009-2015, past Board Chair for the Texas Health Institute and is past Chair of the Board of the North Texas Chapter of the National Association of Corporate Directors. She graduated cum laude with a Bachelor’s degree in Accounting from Texas Christian University. Ms. Miller is a retired certified public accountant.

2026 Proxy Statement 13

Information Regarding Executive Officers

Our executive officers are as follows:

Name	Age	Position

Aaron P. Graft	48	Vice Chairman, Chief Executive Officer and President of the Company and Vice Chairman, Chief Executive Officer of TBK Bank, SSB

W. Bradley Voss	50	Executive Vice President and Chief Financial Officer of the Company and TBK Bank, SSB

Edward J. Schreyer	59	Executive Vice President, Chief Operating Officer of the Company and TBK Bank, SSB

Todd Ritterbusch	57	President, TBK Bank, SSB and President, Payments and Banking

Adam D. Nelson	48	Executive Vice President, General Counsel and Secretary of the Company and TBK Bank, SSB

A brief description of the background of each of our executive officers who is not also a director is set forth below.

W. Bradley Voss has served as our Executive Vice President, Chief Financial Officer since 2021. He also serves as Executive Vice President and Chief Financial Officer of TBK Bank, SSB. Mr. Voss joined the Company in a consulting engagement in 2011 and has served in various finance roles since joining the Company full-time in 2012. He was appointed as Chief Financial Officer in 2021. Prior to his current role, he led balance sheet strategy, capital issuance, investments, liquidity, and funding as the Company’s Senior Vice President and Treasurer from 2015 to 2019, and Executive Vice President and Treasurer from 2019 to 2021. Mr. Voss joined Triumph from CSG Investments (an affiliate of Beal Bank), where he led the sourcing, analysis and execution of investments in distressed securities as Senior Vice President and Portfolio Manager. Before joining CSG Investments, Mr. Voss served as a Portfolio Manager for Highland Capital Management, L.P. Earlier in his career, he worked in institutional equity sales and research at Donaldson, Lufkin & Jenrette and then Bear Stearns. Mr. Voss earned a Bachelor of Business Administration in accounting and finance from Texas Christian University and a Master of Business Administration from the University of Texas at Austin. He is a Chartered Financial Analyst (CFA) charter holder.

Edward J. Schreyer has served as Executive Vice President, Chief Operating Officer since 2022. Mr. Schreyer joined the Company in 2021 as President and Chief Operating Officer of TriumphPay. He joined the Company after 30 years of experience with CBRE Group, Inc. (NYSE: CBRE) where he most recently served as Chief Operating Officer for the Americas Advisory business. During his years at CBRE, he served as the Americas President in multiple functions including Agency Brokerage, Asset Services, and Operations and had executive oversight of Global Security and Crisis Management. Mr. Schreyer holds a Bachelor of Science degree in Urban Studies/Affairs from Indiana University Bloomington.

Todd Ritterbusch has served as the President of TBK Bank, SSB since 2022. In May 2025, Mr. Ritterbusch became President, Payments and Banking. Mr. Ritterbusch also served as the Executive Vice President and Chief Lending Officer of TBK Bank, SSB from 2019-2022. Prior to joining the Company, from 2002 to April of 2019, Mr. Ritterbusch served in various capacities with JPMorgan Chase Bank, including as the Managing Director, Market Executive for the Commercial Bank covering the Ft. Worth and West Texas markets. During his tenure with JPMorgan Chase Bank, Mr. Ritterbusch led a commercial banking team serving businesses with revenues between $20 million and $500 million across his market area. Mr. Ritterbusch holds a Bachelor of Science in Engineering from Purdue University and a Master of Business Administration from the Kellogg School of Management and a Master of Engineering Management from the McCormick School of Engineering at Northwestern University. He served on the boards of Cook Children’s Healthcare Foundation, Cook Children’s Health Plan and Leadership ISD.

14 2026 Proxy Statement

Adam D. Nelson has served as our Executive Vice President and General Counsel since 2013. He also serves as the Secretary of the Company and as Executive Vice President, General Counsel and Secretary of TBK Bank, SSB. He has served as General Counsel for the Company and TBK Bank since 2013. Mr. Nelson previously served as Vice President and Chief Compliance Officer of Trinitas Capital Management, LLC, an independent registered investment adviser. In addition, Mr. Nelson previously served as Vice President and Deputy General Counsel of ACE Cash Express, Inc., a financial services retailer. Prior to that, Mr. Nelson was an attorney with the firm of Weil Gotshal & Manges, LLP, where he focused on mergers and acquisitions, management led buyouts and private equity transactions. Mr. Nelson received a Bachelor of Arts in Economics, magna cum laude, from Baylor University and a Juris Doctorate, cum laude, from Harvard Law School.

2026 Proxy Statement 15

CORPORATE GOVERNANCE

Board of Directors Meetings

During 2025, the Board of Directors held 5 meetings and committees of the Board held a total of 17 meetings. Each of our directors attended at least 75% of the total meetings of the Board and committees on which he or she served during 2025.

Director Independence

The Board of Directors has determined that with the exception of Aaron P. Graft, each of our current directors is an independent director as defined for purposes of the rules of the Securities and Exchange Commission (“SEC”) and the listing standards of The New York Stock Exchange (“NYSE”). For a director to be considered independent, the Board must determine that the director does not have a relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the Board will consider all relevant facts and circumstances, including any transactions or relationships between the director and the Company or its subsidiaries.

Board Committees

Our Board of Directors has established standing committees in connection with the discharge of its responsibilities. These committees include the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Risk and Compliance Committee. Our Board of Directors also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents.

Audit Committee. Our Audit Committee is currently composed of Michael P. Rafferty (Chair), Maribess L. Miller, Debra A. Bradford and C. Todd Sparks. The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of our internal audit function and independent auditors. Among other things, the Audit Committee:

•	annually reviews the Audit Committee charter and the committee’s performance;

•	appoints, evaluates and determines the compensation of our independent auditors;

•	reviews and approves the scope of the annual audit, the audit fee and the financial statements;

•	reviews disclosure controls and procedures, internal controls, internal audit function and corporate policies with respect to financial information;

•	discusses, reviews and approves the audit committee report to be included in our proxy statement or annual report filed with the SEC;

•

oversees investigations into complaints concerning financial matters or violations of the Company’s Code of Business Conduct and Ethics, including any matters submitted through the Company’s whistleblower hotline, if any;

•	reviews other risks that may have a significant impact on our financial statements; and

•	conducts or authorizes investigations into any matters within the Committee’s scope of responsibility.

The Audit Committee works closely with management as well as our independent auditors. The Audit Committee has the authority to obtain advice and assistance from and receive appropriate funding to engage outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

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The Audit Committee is composed solely of members who satisfy the applicable independence and other requirements of the SEC and the NYSE for Audit Committees and each of whom meet the additional criteria for independence of audit committee members set forth in Rule 10A-3(b)(1) under the Exchange Act. In addition, at least one member of the Audit Committee shall be a member of the Company’s Risk and Compliance Committee. Each of Mr. Rafferty and Ms. Miller is an “audit committee financial expert” as defined by the SEC. The Audit Committee has adopted a written charter that, among other things, specifies the scope of its rights and responsibilities. The charter is available on our website under the link entitled “Investor Relations – Corporate Governance” at www.https://ir.triumph.io/governance/governance-documents. Our Audit Committee met five times during 2025.

Compensation Committee. Our Compensation Committee is currently composed of, Charles A. Anderson (Chair), Harrison B. Barnes, Richard L. Davis, and Carlos M. Sepulveda, Jr. The Compensation Committee is responsible for discharging the Board of Directors’ responsibilities relating to compensation of our executives and team members.

Among other things, the Compensation Committee:

•	evaluates human resources and compensation strategies;

•	reviews and approves objectives relevant to executive officer compensation;

•	evaluates performance and determines the compensation of the Chief Executive Officer and our other executive officers in accordance with those objectives;

•	approves any changes to non-equity based benefit plans involving a material financial commitment;

•	prepares the compensation committee report to be included in our annual report; and

•	evaluates performance in relation to the Compensation Committee charter.

The Compensation Committee is composed solely of members who satisfy the applicable independence requirements of the SEC and the NYSE. The Compensation Committee has adopted a written charter that, among other things, specifies the scope of its rights and responsibilities. The charter is available on our website under the link entitled “Investor Relations – Corporate Governance” at www.https://ir.triumph.io/governance/governance-documents. Our Compensation Committee met four times during 2025.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is currently composed of Maribess L. Miller (Chair), Charles A. Anderson, Laura K. Easley and Richard L. Davis. The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to our Board of Directors concerning governance matters.

Among other things, the Nominating and Corporate Governance Committee:

•	identifies individuals qualified to be directors consistent with the criteria approved by the Board of Directors and recommends director nominees to the full Board of Directors;

•	ensures that the Audit and Compensation Committees have the benefit of qualified “independent” directors;

•	reviews and approves any related party transactions in accordance with our related party transaction policy;

•	makes recommendations to the Board of Directors regarding the compensation of directors of the Company;

2026 Proxy Statement 17

•	provides oversight as to environmental, social and governance (“ESG”) matters impacting the Company and related reporting requirements;

•	oversees management continuity planning;

•	leads the Board of Directors in its annual performance review; and

•	takes a leadership role in shaping the corporate governance of our organization.

The Nominating and Corporate Governance Committee is composed solely of members who satisfy the applicable independence requirements of the SEC and the NYSE. The written charter for our Nominating and Corporate Governance Committee is available on our website under the link entitled “Investor Relations – Corporate Governance” at www.https://ir.triumph.io/governance/governance-documents. Our Nominating and Corporate Governance Committee met four times during 2025.

Risk and Compliance Committee. Our Risk and Compliance Committee is currently composed of Laura K. Easley (Chair), Debra A. Bradford, Davis Deadman, Melissa K. McSherry and Michael P. Rafferty. The Risk and Compliance Committee is responsible for assisting the Board of Directors in the assessment of risk across the Company and its subsidiaries.

Among other things, the Risk and Compliance Committee:

•	reviews and implements the Company’s enterprise risk assessment program as set forth in its enterprise risk management policy as adopted by our Board of Directors;

•	reviews and recommends changes to the Company’s enterprise risk management policy to our Board of Directors;

•	provides oversight of the Company’s information technology infrastructure and security including cybersecurity;

•	provides oversight regarding the Company’s implementation and governance with respect to artificial intelligence;

•	provides oversight of the Company’s regulatory compliance; and

•

provides updates to our Board of Directors regarding its review of the risks facing the Company and its subsidiaries and its discussions with management on such risks and the steps being taken to mitigate such risks.

The Risk and Compliance Committee is composed of a majority of members who satisfy the applicable independence requirements of the SEC and the NYSE. In addition, at least one member of the Risk and Compliance Committee shall be a member of the Company’s Audit Committee. The written charter for our Risk and Compliance Committee is available on our website under the link entitled “Investor Relations – Corporate Governance” at www.https://ir.triumph.io/governance/governance-documents. Our and Compliance Committee met four times during 2025.

Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers

Our Board of Directors has adopted a code of business conduct and ethics (our “Code of Ethics”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics and supplemental code of ethics for CEO and senior financial officers is available upon written request to the Corporate Secretary, Triumph Financial, Inc., 12700 Park Central Drive, Suite 1700, Dallas, Texas 75251. If we amend or grant any waiver of a provision of our Code of Ethics that applies to our executive officers, we will publicly disclose such amendment or waiver on our website and as required by applicable law.

Board Leadership Structure and Risk Oversight

Different individuals serve as our Chief Executive Officer and Chairman because our Board of Directors has determined that the separation of these offices enhances our Board of Directors’ independence and

18 2026 Proxy Statement

oversight. Moreover, the separation of these roles allows our Chief Executive Officer to better focus on his growing responsibilities of running the Company, enhancing shareholder value and expanding and strengthening the Company’s franchise while allowing the Chairman to lead our Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Chairman also oversees and presides over all executive sessions of non-management directors of the Board. Consistent with this determination, Carlos M. Sepulveda, Jr., serves as Chairman of our Board of Directors, and Aaron P. Graft serves as our Chief Executive Officer and President.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit, interest rate, liquidity, operational, strategic and reputation risks. Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, including its Risk and Compliance Committee, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Chairman of the Board of Directors and independent members of the Board of Directors work together to provide strong, independent oversight of the Company’s management and affairs through its standing committees and, when necessary, special meetings of independent directors.

Compensation Committee Interlocks and Insider Participation

No members of our Compensation Committee are or have been an officer or employee of Triumph or any of our subsidiaries with the exception of our Chairman, Carlos M. Sepulveda, Jr. who previously served as Executive Chairman of the Company (service in such role ending in 2015) and who has subsequently been determined by our Board to be an independent director under the rules of the SEC and listing standards of the NYSE. None of our executive officers serves or has served as a member of the Board of Directors, Compensation Committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Nomination of Directors

The Board of Directors identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board of Directors does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the Board of Directors then identifies the desired skills and experience of a new nominee in light of the criteria below. Current members of the Board of Directors are polled for suggestions as to individuals meeting the criteria below. The Board of Directors may also engage in research to identify qualified individuals. In evaluating a director nominee, the Board of Directors considers the following factors:

•	the appropriate size of our Board of Directors;

•	our needs with respect to the particular talents and experience of our Directors;

•

the nominee’s knowledge, skills and experience, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board of Directors;

•	whether the nominee is independent, as that term is defined under NYSE listing standards;

•	the familiarity of the nominee with our industry;

•	the nominee’s experience with accounting rules and practices; and

•	the desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new Board of Directors members.

2026 Proxy Statement 19

Our goal is to assemble a Board of Directors that brings together a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board of Directors will also consider candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees. The Board of Directors may also consider such other factors as it may deem in our best interests and the best interests of our shareholders. We also believe it may be appropriate for key members of our management to participate as members of the Board of Directors.

Shareholders may nominate directors for election to the Board of Directors. In order to nominate a director for election to the Board of Directors, shareholders must follow the procedures set forth in our Bylaws, including timely receipt by the Secretary of Triumph of notice of the nomination and certain required disclosures with respect both to the nominating shareholder and the recommended director nominee. Our Board of Directors evaluates director candidates recommended by shareholders in the same way it evaluates candidates recommended by members of the Board of Directors or other persons.

Directors may currently be elected by a majority of votes cast (in uncontested elections) or a plurality of votes (in contested elections) at any meeting called for the election of directors at which a quorum is present. The presence of a majority of the holders of our Common Stock, whether in person or by proxy, constitutes a quorum. The Board of Directors did not receive any recommendations from shareholders requesting that the Board of Directors consider a candidate for inclusion among the nominees in our Proxy Statement for this Annual Meeting. The absence of such a recommendation does not mean, however, that a recommendation would not have been considered had one been received.

Communications with the Board of Directors

Every effort is made to ensure that the Board of Directors or individual directors, as applicable, hear the views of shareholders or other interested parties and that appropriate responses are provided in a timely manner. Any matter intended for the Board of Directors, or for any individual member or members of the Board of Directors, should be directed to Adam D. Nelson, our General Counsel, with a request to forward the matter to the intended recipient. All such communications will be forwarded unopened.

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Director Attendance at Annual Meeting of Shareholders

We encourage all incumbent directors, as well as all nominees for election as director, to attend the Annual Meeting of Shareholders, although we recognize that conflicts may occasionally arise that will prevent a director from attending an annual meeting. Ten of our eleven then serving directors attended our 2025 annual meeting.

Hedging Policy and Pledging Restrictions

We do not permit our directors or executive officers to engage in transactions that hedge such director’s or executive officer’s economic risk of owning shares of our Common Stock. Thus, our directors and executive officers may not engage in hedging transactions in the Company’s shares such as puts, calls, prepaid variable forwards, equity swaps, collars and other derivative securities on an exchange or in any other organized market. Our directors and executive officers also may not engage in short sales of the Company’s shares, meaning sales of shares that are not owned at the time of sale. In addition, the Company does not permit shares pledged by senior executive officers and directors to be applied toward stock ownership guidelines, and limits pledging to pre-approved exceptions where the executive officer or director can clearly demonstrate the financial ability to repay the loan without resorting to the pledged securities.

Insider Trading Policy

We have adopted an insider trading policy and procedures applicable to our officers, directors, and employees, and have implemented processes for the Company, that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and NYSE listing standards.

Our Insider Trading and Information Policy (“Insider Trading Policy”) prohibits our officers, directors, and employees and related persons and entities from trading in securities of the Company while in possession of material, nonpublic information. Our Insider Trading Policy also generally prohibits our officers, directors, and employees from disclosing material, nonpublic information regarding the Company.

Our Insider Trading Policy requires that our executive officers and directors and other designated employees only transact in Company securities during an open window period, subject to limited exceptions. In addition, our Insider Trading Policy requires that our executive officers and directors and certain other designated employees obtain approval in advance of transactions in Company securities.

2026 Proxy Statement 21

COMPENSATION DISCUSSION AND ANALYSIS

In this section we discuss and analyze the compensation of our named executive officers (“NEOs”) including our Chief Executive Officer, the Chief Financial Officer and the next three most highly compensated executive officers. This discussion and analysis also includes a description of our compensation practices and philosophy, our decision making process for compensation matters and the material factors impacting our compensation decisions for 2025.

Executive Summary

2025 Financial Performance

During 2025, the Company earned net income to common shareholders of $22.2 million, or $0.93 per common share, compared to $12.9 million, or $0.54 per common share in 2024. Such increase resulted from a combination of revenue growth in the Company’s key transportation verticals, expense management, and gains realized as the Company resolved some long standing issues and progressed along its path to increased efficiency. The Company achieved such results while continuing to make investments and improvements in strategic products and services for its transportation clients that demonstrated material progress in 2025 and are expected to drive growth and shareholder value over the long term. These accomplishments occurred against the backdrop of continued pressure in the transportation sector and macro economic and geopolitical uncertainty. Key achievements and milestones for the Company in 2025 included:

•

Overall growth in the Company’s transportation revenues, including payments, audit, intelligence, and factoring, from a $208.8 million annualized run rate as of the fourth quarter of 2024 to a $246.8 million annualized run rate as of the fourth quarter of 2025, an increase of 18.2%;

•

Successful acquisition and integration of Greenscreens AI, Inc.(“Greenscreens”), a leading provider of freight market pricing intelligence and business insights; such acquisition was completed in the second quarter of 2025 and by the fourth quarter of 2025 Greenscreens had been fully integrated into a comprehensive pricing, performance and capacity product offering forming the foundation of Triumph’s Intelligence segment;

•

Market adoption and continued development of the Company’s LoadPay product, a digital bank account and financial platform tailored to carriers in the transportation industry, which grew from approximately 200 accounts at the end of 2024 to 5,892 accounts at the end of 2025 and which continued to add features and services designed to encourage further adoption and use;

•

Settlement of the Company’s long standing litigation with the United States Postal Service, which saw the Company pay off in full the $19.4 million classified asset associated with such litigation and which otherwise resulted in an $11.5 million positive impact on pretax net income for the year resulting from legal expense recovery, recovery of previously charged off balances related to the underlying factoring relationship, and the collection of interest and fees;

•

Proactive efforts to reduce the Company’s expense run rate and incorporate efficiencies into its business, which saw the Company reduce its expense run rate in the second half of 2025 into 2026, including the sale of certain corporate assets that resulted in both a current period gain of $14.3 million in the fourth quarter of 2025 and a reduction in go forward operating expense; and

•

Continued volume and density growth for transactions processed through the Company’s transportation Network, with 59% of total brokered freight transactions processed through the Company’s payments, audit and intelligence offerings, or a combination thereof.

22 2026 Proxy Statement

Payments

Our Payments segment continued to grow clients, volumes and revenues despite the economic pressures in the transportation industry. Throughout the year, this segment continued to add additional clients as payments and audit customers, increased the total number of processed transactions and grew revenues as it continues to increase the monetization of its payments base. For the fiscal year ended December 31, 2025, our payments business:

•	Generated revenue of $69.5 million, compared to $56.9 million for the year ended December 31, 2024, a year over year increase of 22%;

•

Processed total payment volume of $40.5 billion and total invoice volume of 33.6 million, compared to $27.8 billion and 24.8 million for the year ended December 31, 2024, year over year increases of 46% and 35%, respectively; and

•	Ended 2025 with Network Density[1] of 59%.

The Company achieved an 16.9% EBITDA2 margin in the fourth quarter of 2025, compared to a 8.6% margin in the fourth quarter of 2024. Excluding the impact of the Company’s LoadPay product, which demonstrated significant progress in 2025 but is still early in its lifecycle such that it is not yet accretive to EBITDA, EBITDA margin for the fourth quarter of 2025 was 29.5%.

During the fourth quarter of 2025, LoadPay generated annualized run rate revenue of $1.5 million, a number the Company expects to grow during 2026 as the Company expands its focus on monetization of the platform in addition to account growth.

[1]

We define Payments Network Density as the amount of freight touched through our payments, audit, full AP automation or rate intelligence products. It is an indicator of our broker volume density in the market, the source for growing available Network transactions and data assets, and a key value driver of the Network.

[2]

Earnings (losses) before interest, taxes, depreciation and amortization (“EBITDA”) is a non-GAAP financial measure used as a supplemental measure to evaluate performance of our Payments segment. Reconciliations of non-GAAP financial measures are provided in Annex A of this proxy statement.

2026 Proxy Statement 23

Factoring

Our Factoring segment continued to be impacted throughout 2025 by the ongoing freight downturn. Despite these pressures, the Company successfully increased revenues and operating efficiency, as its efforts in automation and instant decisioning allowed the Company to reduce its expense base despite growing invoice volumes. Notably, for 2025, our Factoring segment:

•	Generated revenue (net interest income plus non-interest income) for the fiscal year of $119.4 million, compared to $110.5 million for the fiscal year ended December 31, 2024;

•

During the fourth quarter 2025, processed and approved over half of total invoices for our small carrier segment (where manual processing costs are the most significant) through our instant decision model, and funded approximately 20% of such invoices automatically without human intervention; and

•	Generated operating margin during the fourth quarter of 2025 of 32.6%, compared to 23.7% percent during the fourth quarter of 2024.

Since the launch of our instant decision model in June 2024, the number of invoices purchased (point to point) in our factoring segment has increased 29%, while our headcount dedicated to such purchase activity has decreased 25%, a key driver of our operating margin expansion.

Intelligence

Our Intelligence segment, which was created in 2024, made significant strides during 2025 in establishing the foundation for the Company’s products and services for data analytics and market insights. This included the successful acquisition of Greenscreens described above, as well as the combination and integration of the freight market pricing analytics offered by Greenscreens with the capacity and carrier ratings of Isometric Technologies, which we acquired in December 2024. The result is a comprehensive pricing, performance and capacity solution which we believe is unique in the marketplace. Our Intelligence segment generated $6.8 million in revenue for the fiscal year ended 2025, which includes a partial year of revenues from Greenscreens following the closing of our acquisition in May 2025. Growing revenues in this segment following such foundational activities in 2025 is a key area of focus in 2026.

24 2026 Proxy Statement

Banking

Pre-tax net income in the Banking segment for the year ended December 31, 2025 was $106.6 million, compared to $114.5 million for the year ended December 31, 2024. Income decreased as the Banking segment continued to feel the impacts of lower lending fees, lower variable rates and a shift toward lower yielding assets. Notably, however, we made significant progress in reducing classified assets during 2025, reducing the amount of our classified assets to $187.4 million as of December 31, 2025, compared to $306.9 million as of December 31, 2024. We also maintained a total cost of funds for enterprise of 1.50%, a figure in the top decile of all publicly traded banks.

Named Executive Officers

Our NEOs as of December 31, 2025 are as set forth below.

Name	Age	Position

Aaron P. Graft	48	Vice Chairman, Chief Executive Officer and President of the Company and Vice Chairman and Chief Executive Officer of TBK Bank, SSB

W. Bradley Voss	50	Executive Vice President and Chief Financial Officer of the Company and TBK Bank, SSB

Edward J. Schreyer	59	Executive Vice President, Chief Operating Officer of the Company and TBK Bank, SSB

Todd Ritterbusch	57	President, TBK Bank SSB and President, Payments and Banking

Adam D. Nelson	48	Executive Vice President, General Counsel and Secretary of the Company and TBK Bank, SSB

Compensation Design Principles and Governance Best Practices

Our compensation programs incorporate best practices, including the following:

WHAT WE DO	WHAT WE DON’T DO

»  Align pay and performance

»  Design incentive programs to mitigate undue risks, including caps on all incentives

»  Maintain a clawback policy for incentive compensation

»  Require ownership through our Stock Ownership Guidelines

»  Provide “Double Trigger” change in control provisions in NEO employment agreements and equity award agreements

»  Retain an independent compensation consultant

»  Annually conduct a competitive benchmarking analysis of executive compensation

»  No tax gross-ups related to change in control payments

»  No hedging of Company securities by Executive Officers or Directors

»  No excessive perquisites

»  No stock option repricing without shareholder approval

»  No granting of equity awards in anticipation of the release of material nonpublic information (MNPI) or timing the release of MNPI based upon grant dates of equity awards

Shareholder Engagement and Response to 2025 Say on Pay Vote

Our annual Say-on-Pay vote is one of the key ways that we receive feedback from our investors on our executive pay policies and practices. At our 2025 Annual Meeting, the Say-on-Pay proposal received 72% support, after receiving an average of 97% over the prior five years (2020 through 2024).

2026 Proxy Statement 25

The Compensation Committee and the Board were disappointed by this level of support and, in response, initiated a comprehensive outreach to our shareholders to better understand their perspectives and determine what actions could be taken to address their concerns. In response to the 2025 Say-on-Pay vote, we engaged in focused shareholder engagement efforts and requested meetings with shareholders representing approximately 81% of our outstanding common stock. We met with every shareholder that accepted a meeting, representing over 41% of our outstanding stock. All of these shareholder discussions were led by Mr. Anderson, an independent Board member and Chairman of the Compensation Committee, and included Mr. Voss, our CFO, Mr. Nelson, our General Counsel, and Mr. Luke Wyse our Head of Investor Relations. Our outreach and engagement meetings included shareholders who had supported the Say-on-Pay proposal as well as those who voted against it in 2025.

As a part of our shareholder engagement efforts, we communicated with shareholders to deepen our understanding of their perspectives on our executive compensation programs. These engagements included discussions of other topics, including Board composition and governance practices, and shareholders also shared their areas of focus and provided feedback on proxy disclosure enhancements we could make that would provide additional insight on important compensation and governance matters. In response to this feedback, we have taken actions and provided enhanced proxy disclosure as described in the following table:

What we Heard	How We Responded

Shareholders generally expressed satisfaction with our compensation program design, which has driven their high support for our Say-on-Pay historically, and also expressed an understanding of our business model, including the rationale for our use of two peer groups (banking and fintech).	We are committed to ensuring that we protect the best interests of all our shareholders and will continue to engage our shareholders for direct feedback. We will continue to evaluate the composition and weighting of our peer groups as our business continues to grow and evolve.

Shareholders recommended expanding discussion on AIP goal rigor and the process through which goals are established, particularly in cases where target metrics are below prior year actual results for such metrics.	We enhanced our disclosure of goal rigor and discussion of our performance metrics and results in this year’s CD&A, including additional narrative disclosure surrounding the Committee’s rationale for approval of any target metrics below prior year actual performance. Please see the “2025 Executive Compensation Program and Pay Decisions – Annual Incentive Program”.

Shareholders recommended evaluating the Long-Term Incentive Plan to consider (a) the appropriateness of the peer groups used for relative TSR comparisons and (b) whether to include an additional metric beyond TSR in the program structure for performance awards.	The Compensation Committee considered and discussed such feedback and determined to continue to use TSR as its metric for performance awards for 2026 as it believes use of TSR for long term incentives is appropriately balanced with the operational and financial metrics applied under the Company’s Annual Incentive Program. The Committee further agreed it would re-evaluate the composition and weighting of its peer groups for future TSR awards.

Shareholders recommended enhancing our disclosures around vesting and payouts for performance awards issued in prior periods to provide greater visibility into pay for performance alignment associated with the payouts for such awards.	We have provided additional disclosure around the vesting and payouts of prior period performance awards to provide greater visibility into pay for performance alignment. See “2025 Executive Compensation Program and Pay Decisions – 2025 Payouts under 2022 Performance Awards”.

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As shareholder feedback plays a pivotal role in our success, the Board and Compensation Committee value these discussions and actively encourage shareholders to share their input on our executive compensation practices.

Executive Compensation Objectives and Policies

Below we summarize our compensation philosophy and guiding principles as well as our decision process and the outcomes of that process. Our executive compensation programs are designed to enable the Company to attract, motivate and retain talent needed for the Company’s success, reward executives for performance, align executive interests with those of our shareholders, provide competitive compensation with a balanced approach that promotes sound risk management practices.

We aim to achieve these objectives through the following guiding principles.

Compensation Principles	How we achieve these principles

Market Competitive

»  Base pay ranges are designed to target market competitive ranges with flexibility to recognize individual performance, experience and contributions.

»  Total compensation is targeted to market competitive ranges for achieving targeted performance levels. Actual total compensation varies as appropriate to reflect individual and Company performance above or below expectations.

»  Market levels are assessed using a combination of published industry survey sources (representing similar size and scope) and proxy peer groups of both (i) publicly-traded banks similar in size and asset types and (ii) fintech peers in industries that align with the Company’s growing presence as a network platform in the transportation industry, which are in each case reviewed annually.

Performance-Based

»  Cash incentive opportunities under our Annual Incentive Program (“AIP”) are tied to performance under financial metrics that align with key strategic objectives including overall financial returns (Invoice Price Adjusted Earnings Per Share), progress on key strategic and segment-level initiatives, including (i) Banking Segment Pre-Tax Net Income, (ii) Payments Network Density, (iii) LoadPay Card Adoption and (iv) Factoring Market Share, as well as execution for each executive on individual performance objectives.

»  Equity compensation awards under our long-term incentive program (“LTIP”) consist of 50% performance-based restricted stock units earned based on the Company’s absolute and relative total shareholder return against two peer groups (one banking and fintech), 25% time vested restricted stock units and 25% time vested stock options.

Culture of Ownership	» Meaningful portion of target compensation granted in the form of equity incentives and stock ownership guidelines encourage significant ownership by directors and executive officers.

Long-Term Focus	» Long-term equity compensation and vesting requirements promote retention and align rewards with long-term shareholder value creation.

2026 Proxy Statement 27

The table below summarizes the purpose/objective of each compensation component used in our 2025 program.

Compensation Component	Purpose/Objective

Base Salary	» Provides a competitive level of fixed income based on role; targets a competitive range around market median.

Annual Incentive Program

»  Motivates and rewards executives for achievement of key objectives in support of our overall strategic plan;

»  Includes both enterprise level financial goals and goals tied to performance in each of the Company’s business segments; and

»  Rewards vary based on performance (higher performance will result in above market median pay; lower performance will result in below market median pay).

Equity Awards/ Long-Term Incentive Program

»  Aligns executive interests with shareholders through equity-based compensation;

»  Rewards long-term shareholder value creation on an absolute and relative basis; and

»  Multi-year vesting encourages retention.

Other Benefits	» Provides a base level of competitive benefits consistent with what is offered to similarly situated executive talent; and » Promotes the health and wellbeing of members of our leadership team.

Employment Agreements

»  Provides employment security to key executives; and

»  Focuses executives on transactions that are in the best interest of shareholders, regardless of the impact such transactions may have on the executive’s employment.

Role of Compensation Committee Management and the Compensation Consultant

Role of the Compensation Committee

The Compensation Committee is responsible for discharging the Board’s duties in executive compensation matters and for administering the Company’s annual incentive and equity-based plans. This includes oversight of the compensation programs of the Company’s CEO and other executive officers. The Compensation Committee reviews all compensation components and performance metrics for the Company’s CEO and other executive officers, including base salary, annual short-term incentives, long-term incentives (equity), benefits and other perquisites. In addition to reviewing competitive market values, the Compensation Committee examines pay elements in the context of the total compensation mix, pay-for-performance relationship and alignment with our compensation philosophy. The Committee also reviews the employment agreements for our NEOs. As the Committee makes decisions regarding the Chief Executive Officer and other executive officers’ compensation, input and data from management and outside advisors are provided for external reference and perspective. While the Chief Executive Officer makes recommendations on other executive officers’ compensation, the Committee is ultimately responsible for approving compensation for all executive officers. The Committee meets regularly in executive session without management.

Role of the Compensation Consultant

The Compensation Committee has the sole authority to retain and dismiss its own outside compensation consultants and any other advisors it deems necessary. In 2025, the Compensation Committee engaged Meridian Compensation Partners LLC (“Meridian”) as its outside compensation consultant. The role of the compensation consultant is to assist the Compensation Committee in analyzing executive compensation packages and to provide the Compensation Committee with information regarding market compensation levels, general compensation trends and best practices. The consultant also provides advice regarding the competitiveness of specific pay decisions and actions for our NEOs, as well as the appropriateness of the design of the Company’s executive compensation programs. Meridian also advised the Compensation Committee on the implementation of the Company’s annual incentive and long-term incentive programs for

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2025. Meridian attended meetings of the Compensation Committee, including executive sessions, upon invitation. Meridian did not provide any other services to the Company. The Compensation Committee has assessed the independence of Meridian pursuant to the rules of the SEC and NYSE and concluded that Meridian’s work for the Compensation Committee did not raise any conflicts of interest.

Role of Management

The Compensation Committee made all 2025 compensation decisions for our NEOs. As part of its decision making process, the Committee seeks information as appropriate from management (e.g. the Company’s CEO, CFO and legal and human resources departments). The Chief Executive Officer annually reviews the performance of each of the Company’s executive officers (other than himself). The conclusions reached and the compensation recommendations based on these reviews, including with respect to salary adjustments and bonuses, are presented to the Compensation Committee. The Compensation Committee then exercises discretion in modifying any recommended adjustment or award. The Chief Executive Officer’s performance is reviewed by the Compensation Committee and the Compensation Committee makes compensation decisions with respect to the Chief Executive Officer taking into account such review.

Peer Group and Competitive Benchmarking

The Committee made its determinations as to the compensation for its NEOs in 2025, including base salary level and annual and long-term incentive targets as a percentage of base salary, by analyzing the Company’s practices in comparison to approved banking and fintech peer groups. The Committee believes that the use of the two peer groups best represents both the Company’s banking operations as well as its growing transportation network platform. The Committee did not set a specific weighting for the use of either group but reviewed both data sets in totality when making compensation decisions.

Banking Peer Group

In assessing the appropriateness of the banking peer group, the Committee, based on recommendations from Meridian, took into consideration asset size as the primary selection criteria, in addition to annual revenue and market capitalization. The Committee further focused on companies with the highest percentage of Commercial and Industrial (“C&I”) loans. At the time of approval in 2024, the banking compensation peer group consisted of banks with assets between $4.4 billion and $14.5 billion, revenues between $148 million and $631 million, and market capitalization between $288 million and $4.1 billion. The Company had total assets of $5.3 billion, revenues of $418 million, and a market capitalization of $1.9 billion at such time. Overall the Company ranked in the first quartile of its peer group for asset size, the third quartile of its peer group for revenues and the top quartile of its peer group for market capitalization.

Banking Peer Group

1st Source Corporation	Veritex Holdings, Inc.

Enterprise Financial Services Corp	Preferred Bank

Third Coast Bancshares, Inc.	National Bank Holdings Corporation

First Financial Corporation	Stock Yards Bancorp, Inc.

Lakeland Financial Corporation	CrossFirst Bankshares, Inc.

Old Second Bancorp, Inc	Mercantile Bank Corporation

Heritage Commerce Corp	Peoples Bancorp Inc.

QCR Holdings, Inc.	First Financial Bankshares, Inc.

BancFirst Corporation	Byline Bancorp, Inc.

Origin Bancorp, Inc.

2026 Proxy Statement 29

Fintech Peer Group

The Compensation Committee, in its analysis, also considered a peer group of fintech companies. This fintech peer group is intended to provide further context regarding the Company’s compensation decisions and is to be evaluated together with the banking peer group. In making such determination, the Compensation Committee noted the Company’s growth strategy, current valuation and overall focus on its transportation network platform aligned in many respects with its fintech peers. At the time of approval in 2024, the fintech peer group consisted of fintech companies with revenues between $31 million and $831 million, and market capitalization between $27 million and $3.6 billion. Overall the Company ranked in the second quartile of its peer group for revenues (based on its transportation related fintech revenues) and the third quartile of its peer group for market capitalization.

FinTech Peer Group

Repay Holdings Corporation	International Money Express, Inc.

Q2 Holdings, Inc.	Cass Information Systems, Inc.

Flywire Corporation	PaySign, Inc.

EVERTEC, Inc.	Mogo Inc.

Usio, Inc.	Cantaloupe, Inc.

i3 Verticals, Inc.	Priority Technology Holdings, Inc.

Paymentus Holdings, Inc.	AvidXchange Holdings, Inc.

BM Technologies, Inc.	Payoneer Global, Inc.

In general, the Committee’s review of the practices of its peer groups on a consolidated basis continues to suggest that a greater focus on equity-based compensation (both in amount and as a percentage of overall target compensation) may be appropriate for the Company as compared to its banking peers in order to remain competitive with market practice for the Company’s fintech peers and strengthen pay alignment with shareholders’ interests.

2025 Executive Compensation Program and Pay Decisions

The Company’s executive compensation program for 2025 consisted of the following components: base salary, short-term cash incentives paid under our AIP, long-term equity awards under our LTIP, limited perquisites and participation in various employee benefit plans.

Base Salary

The Compensation Committee annually reviews each NEO’s base salary. In determining whether to adjust an NEO’s base salary, the Compensation Committee considers the following factors: competitive peer group and industry survey benchmark data, individual performance and the Company’s prospects for future growth and performance. The table below shows our NEOs base salaries for fiscal years 2024 and 2025 and the year over year percentage change in salaries.

Executive	2024 Base Salary	2025 Base Salary	Increase

Aaron P. Graft	$725,000	$725,000	—%

W. Bradley Voss	$400,000	$400,000	—%

Edward J. Schreyer	$500,000	$500,000	—%

Todd Ritterbusch	$400,000	$425,000	6.25%

Adam D. Nelson	$400,000	$400,000	—%

Table above reflects the base salary for Mr. Ritterbusch following his mid-year adjustment in May 2025 as discussed below.

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NEO base salaries were kept flat in 2025 as compared to 2024, with the exception of Mr. Ritterbusch, whose base salary was adjusted mid-year (effective May 1, 2025) in consideration of his taking on an expanded role as President of Payments in addition to his role as President of Banking.

At its January 2026 meeting, the Compensation Committee reviewed updated market data to inform its decisions regarding 2026 base salaries for our NEOs. The Compensation Committee believed base salaries for its NEOs were appropriately aligned with market pay levels and that any increases in overall compensation should be focused on increased incentive and equity compensation to provide additional alignment with shareholders. As such, no NEO base salaries were changed for 2026.

Annual Incentive Program

Under the AIP, the Company pays cash incentive payments to our NEOs based on achieved performance against predetermined annual performance goals. Our AIP is designed to motivate and reward our NEO’s for achieving these performance goals, which are linked to our annual business plan.

2025 Target Bonuses. Target bonuses are established by the Compensation Committee considering competitive market data, individual performance and internal pay equity. For the 2025 AIP, the Compensation Committee approved the following target bonuses (expressed as a percentage of base salary) for our NEOs: 60% for Mr. Graft and Mr. Schreyer and 50% for each of Mr. Voss, Mr. Ritterbusch and Mr. Nelson. Each NEO was eligible to receive a bonus payout of between 0% and 150% of his or her respective target bonus, with the realized percentage based on achievement of pre-established performance goals. In addition, at its discretion, the Compensation Committee may increase or decrease such calculated annual incentive payout by up to 30% for any NEO based on Company performance as well as individual or other relevant factors.

2025 Performance Measures, Weightings and Goals. For 2025, the Compensation Committee approved AIP goals related to the following six measures:

•	Invoice Price Adjusted Earnings Per Share;

•	Banking Segment Pre-Tax Net Income;

•	Payments Network Density;

•	LoadPay Adoption;

•	Factoring Segment Market Share; and

•	Individual and Business Unit Objectives.

Each of the financial and business segment metrics was assigned a 15% weighting, and the Individual and Business Unit Objectives metric was assigned a 25% weighting. In setting the objectives for 2025, the Committee continued its approach from prior years in setting metrics relevant to each of the Company’s business segments, but chose to update the metrics for Payments (to Network Density) and Factoring (to Market Share) to reflect updates to strategic focus in those areas. It also chose to add an objective specific to LoadPay to highlight the importance of this new initiative following its initial launch in 2024. Finally, it retained Invoice Price Adjusted Earnings Per Share as an enterprise level financial measure. The selected performance measures were directly linked to our 2025 business plan and were deemed to be most reflective of our annual performance against strategic objectives, as more fully described below.

Invoice Price Adjusted Earnings Per Share (“EPS”) was used as the Company’s overall enterprise objective, as the Compensation Committee believes this measure is a key indicator of overall performance. In making the determination to use an Invoice Price Adjusted EPS calculation (as described in greater detail in the footnotes to the table below) the Compensation Committee sought to reduce the impact on EPS resulting from changes in actual average transportation invoice price (up or down) compared to the assumed

2026 Proxy Statement 31

price used in determining the performance target for this metric when calculating performance against the goal. Transportation invoice prices are highly correlated to the profitability of both our Factoring and Payments segments, and are generally driven by macroeconomic forces outside the control of management. The Compensation Committee determined to partially (as opposed to fully) adjust for the impact of transportation invoice prices in calculating Invoice Price Adjusted EPS in order to incentivize management to appropriately adjust its strategies over the course of the year to take into account a changing economic environment. Target for 2025 Invoice Price Adjusted EPS was set at $0.73 per share, compared to actual results for this metric of $0.61 per share in 2024. In setting such metric, the Compensation Committee reviewed the Company’s budget and forecast for the year and the expectation of growth in the Company’s Payments and Factoring segments, offset in part by continued macro pressure in the transportation sector coupled with expected interest rate cuts negatively impacting earnings in the Company’s Banking segment.

Banking Segment Pre-Tax Net Income was viewed by the Compensation Committee as the objective most reflective of the Banking segment’s contribution to the overall strategic objectives of the Company, as such indicator would be positively impacted by success in key areas such as: (i) controlling core deposit attrition and maintaining a low overall cost of funds, (ii) managing the Company’s loan portfolio to generate revenue to support the enterprise and its investment in key strategic initiatives such as the growth of its transportation network out of retained earnings, (iii) limiting non-interest expense growth and (iv) maintaining loan losses and specific reserves at acceptable levels. In setting such objective, the Committee also included a potential downward adjustment to the calculation of Banking Segment Pre-Tax Net Income (as described in greater detail in the footnotes to the table below), to account for the importance of maintaining credit quality in allowing the Company to achieve its strategic objectives and sought to place additional emphasis on this item. The target for 2025 Banking Segment Pre-Tax Net Income was set at $113 million, compared to actual results for this metric of $114.5 million in 2025. In setting such target, which the Compensation Committee noted was slightly below actual results for 2024, but aligned with our annual business plan, the Compensation Committee reviewed the expected impact of anticipated interest rates cuts on the anticipated earnings for the Banking segment as well as continued pressure on lending yields for the Company’s loans in the Banking segment.

In determining to use Payments Network Volume as the AIP objective for the Payments Segment, the Compensation Committee noted the importance of the breadth and depth of transactions touched through the Company’s payments, audit, AP automation and intelligence products, particularly given the launch of the Intelligence segment during the year. It was noted that progress for this metric would reflect both growth and expansion of the Company’s core payments and audit offerings, and would also be complimentary to the Company’s Intelligence offerings, as the quality of such products would be directly correlated to the amount and veracity of the information informing such products. The Company had just crossed over 50% in Payments Network Density at the start of 2025, and the Compensation Committee believed target performance of 60% at year end would demonstrate significant progress in this area and would position the Company to benefit from network effects in both enhancing and marketing all of the transportation products and services within the Network (i.e. Payments, Audit, Intelligence, LoadPay and Factoring).

LoadPay Adoption, defined as the number of active LoadPay accounts as of the date of determination, was included as a standalone objective following the initial launch of LoadPay in 2024. The number of active accounts at year end was used as the objective given the importance of establishing a critical mass of accounts in the marketplace to provide a base against which to continue to grow and monetize the product. It was noted that LoadPay was a key element of the Company’s strategy to link its factoring and payments businesses in providing a complete suite of business solutions for its carrier customers. While LoadPay was in its first year of material growth in 2025 (active accounts as of the end of 2024 were approximately 200), the determination of a target objective (set at 8000 LoadPay accounts) was based on a review of comparable new program launches at other companies and in other industries. As such, the Compensation Committee acknowledged performance against such target might have a higher variability than other objectives, but that performance anywhere between threshold and stretch levels would constitute success in its primary goal of establishing a critical mass of accounts.

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For the Factoring Segment, market share, defined as invoice count processed by our Factoring Segment compared to invoice volume for the factoring industry as a whole, was deemed to be a key area of focus given the Company’s stated strategic priority to grow its factoring revenues during a time of constrained growth for its client base given the ongoing freight recession. Target was set at 17%, compared to a market share of 13.9% at year end for 2024, which the Compensation Committee believed to be an aggressive target consistent with the Company’s strategic focus and the opportunities available for growth, including the Company’s newly launched Factoring-as-a-Service (FaaS) product.

Individual and business unit objectives assess each executive and the executive team against goals related to department and/or Company growth and strategic vision and take into account feedback from the CEO (as to NEOs other than the CEO) and the Compensation Committee (as to the CEO and the other NEOs) as part of the annual review process for the executive team.

Performance goals for each measure were set at threshold, target and stretch levels, which correspond to a range of potential payouts (50% of target bonus for threshold performance, 100% of target bonus for target performance and 150% of target bonus for stretch performance for each metric). Awards are interpolated for performance in between these levels.

The table below shows that for 2025 the Company performed above stretch for the Invoice Price Adjusted EPS objective, above threshold but below target for the Banking Segment Pre-Tax Net Income, Payments Network Density and LoadPay Adoption objectives, and below Threshold for the Factoring Market Share objective. In addition, each NEO was determined to have achieved his or her individual and business unit objectives goal at 100% of target.

Performance Measure	Weighting	Threshold	Target	Stretch	Actual	Earned %

Invoice Price Adjusted Earnings Per Share (1)	15%	$0.51	$0.73	$0.95	$0.96	150%

Banking Segment Pre-Tax Net Income (2)	15%	$93.0	$113.0	$133.0	$107.0	84%

Payments Network Density (3)	15%	55%	60%	65%	59%	93%

LoadPay Adoption (4)	15%	5,000	8,000	12,000	5,892	62%

Factoring Market Share	15%	15%	17%	20%	13.0%	—%

Individual and Business Unit Objectives	25%	50%	100%	150%	100%	100%

Weighted Percentage of Target Bonus Earned						83%

(1)

Invoice Price Adjusted Earnings Per Share (“EPS”) targets above were calculated assuming an average transportation invoice price for the year of $1,735. Invoice Price Adjusted EPS is calculated by increasing or decreasing GAAP EPS by 75% of the amount actual average transportation invoices for the year impacted GAAP EPS compared to such baseline. For 2025, the actual average transportation invoice price was $1,719 as compared to $1,735. Such difference was calculated to impact GAAP EPS by $0.04 per share, with 75% of such amount, or $0.03 per share, added back to GAAP EPS to calculate the Invoice Price Adjusted EPS of $0.96.

(2)

In millions. Achievement of Banking Segment Pre-Tax Net Income objective is subject to a possible credit quality adjustment to place additional emphasis on maintaining excellent credit quality. If banking segment net charge-offs plus the net increase in banking segment specific reserves remain below 75bps of banking segment average loan balances, banking segment pre-tax net income will not be adjusted to determine the Banking Segment objective payout. Otherwise, no payout would occur for banking segment pre-tax net income. For 2025, the banking segment experienced 0.30% in charge offs plus specific reserves as a percentage of banking segment average loans. As such, payment for the Banking Segment Pre-Tax Net Income objective was not adjusted.

(3)

We define Payments Network Density, as the amount of freight touched through our payments, audit, full AP automation or rate intelligence products. It is an indicator of our broker volume density in the market, the source for growing available Network transactions and data assets, and a key value driver of the Network

(4)	LoadPay Adoption measured by number of active LoadPay Accounts as of December 31, 2025

2026 Proxy Statement 33

2025 Performance Results. The Company’s performance above stretch for the Invoice Price Adjusted EPS objective was influenced by a variety of factors considered by the Compensation Committee in approving the payout for this objective. Continued macroeconomic pressure on the transportation industry, coupled with the onset of tariffs and uncertainty regarding global trade, put pressure on the Company’s earnings, particularly during the first half of 2025. In addition, the acquisition of Greenscreens, which the Company believes will generate significant long term value for shareholders, also put near term pressure on earnings through deal expenses, intangible amortization and cash consumption. The Company responded to such pressures by implementing more aggressive cost reduction measures during the second half of the year, including a reduction in force and the sale of certain corporate assets that both generated gains on sale and removed expense run rate going forward. In addition, the Company generated gains through the successful resolution of long standing issues for the Company (i.e. its litigation with the United States Postal Service) and through the purchase and successful resolution of certain loan assets at a discount. After considering the impact of all of such factors (both positive and negative) that occurred over the course of the year in totality, the Compensation Committee made the determination to approve the payout as calculated at 150% of target for such objective, noting both the diligence of management in responding to the pressures presented to the Company and their efforts in achieving the successful outcomes generating positive earnings impacts over the course of the year.

The Company’s performance above threshold but below target for the Banking Segment Pre-Tax Net Income objective was driven by the impact of lower lending fees, lower variable rates and a shift toward lower yielding assets as interest rates declined in 2025, which reduced earnings in the segment. In addition, notwithstanding the Company’s successes in reducing the size of its classified asset portfolio, credit costs remained elevated due to specific reserves and charge offs over the course of the year, including within the Company’s liquid credit portfolio. These items were mitigated in part by success in controlling segment level expenses and maintaining deposit strength and a low overall cost of funds, which was 1.50% for the year ended December 31, 2025, a percentage in the top decile of all publicly traded banks. Overall, the Company performed at 84% of target for the Banking Segment Pre-Tax Net Income objective.

The Company performed just below target for the Payments Network Density objective. Over the course of 2025, the Company continued to add payments and audit customers to the network, increasing the depth and breadth of market adoption of the network generally, while also supplementing the base of data available to inform the products and services of the Company’s Intelligence segment. The Company’s acquisition of Greenscreens further supplemented Network Density. Overall, the Company performed at 93% of target for the Payments Network Density objective.

With respect to LoadPay Adoption, the Company performed above threshold but below target for the objective, with 5,892 LoadPay accounts active as of December 31, 2025. The Compensation Committee noted that, overall, the Company considered the launch and rollout of LoadPay a success, as the Company had achieved a critical mass of cards in the marketplace, had expanded features and functionality for the product, and was well positioned for future growth and monetization of the product in 2026 and beyond. Overall, the Company performed at 62% of target for the LoadPay Adoption objective.

The Company performed below threshold for the Factoring Market share objective. Management noted that, despite measurable progress in increasing purchased invoice volume over the course of the year, continued pressure on the industry in general and a slower than anticipated rollout of the Company’s FaaS product caused growth to fall short of its targets.

In determining performance for each executive at 100% of the target payout for performance against individual and business unit objectives, the Compensation Committee considered, among other items (i) its review of the performance of each NEO for the year, (ii) the Company’s overall success in delivering successful financial results and furthering key strategic initiatives over the year despite economic challenges as discussed above, and (iii) each NEO’s progress in furtherance of individual development goals. More

34 2026 Proxy Statement

specifically, the Compensation Committee considered the growth and progress in overall profitability within the Payments segment, the successful closing of the Greenscreens acquisition and its subsequent integration, management’s diligence in pursuing its cost reduction efforts in the second half of 2025 in response to continued earnings pressure and its efforts in achieving the resolutions leading to gains that were accretive to earnings over the course of the year (e.g. USPS settlement, loan discount purchases and workouts, etc.).

The following table shows, for each of our NEOs, the target incentive payment under our AIP and the total calculated payout under the AIP for the Company’s 2025 fiscal year, reflecting overall performance at 83% of target against AIP objectives. After considering the totality of the factors described above, the Committee determined that such result represented an appropriate balance in rewarding the performance of the executive team for its achievements over the course of the year while acknowledging continued pressures and challenges facing the Company. In addition to such calculated payouts, the Committee used its discretion provided for under the AIP to increase the payout of the calculated award for Mr. Ritterbusch by $37,500 (an approximately 21% increase) in consideration of his mid-year promotion to President of Payments and his role in the successes for the Payments segment in particular over the course of the year. Other than for Mr. Ritterbusch, payouts for our NEOs were based exclusively on the level of achievement of pre-established Company performance goals and personal performance targets, as described above, and the Compensation Committee did not exercise any other discretionary authority to adjust such amounts as provided for in the Company’s AIP.

Executive	2025 Incentive Target	2025 Incentive Actual	Discretionary Adjustment	Total	% of Target Incentive

Aaron P. Graft	$435,000	$362,895	$—	$362,895	83%

W. Bradley Voss	$200,000	$166,848	$—	$166,848	83%

Edward J. Schreyer	$300,000	$250,272	$—	$250,272	83%

Todd Ritterbusch	$212,500	$177,276	$37,500	$214,776	101%

Adam D. Nelson	$200,000	$166,848	$—	$166,848	83%

Long-Term Incentive Program

Each year, the Company grants equity awards to our NEOs under our LTIP. The purpose of these grants is to align our NEOs with shareholder interests, reward our NEOs for long-term shareholder value creation and encourage retention of our NEOs. In addition, these equity grants align with our pay for performance philosophy as 50% of the equity awards issued under our LTIP are performance based restricted stock units. The value of all equity grants are directly linked to our share performance (and, in the case of stock option grants, have no value unless the share price appreciates after the grant date).

Target equity awards for each executive are established by the Compensation Committee considering competitive market data, individual performance and internal equity with other executives. For 2025, the Compensation Committee approved the following annual targets (expressed as a percentage of base salary) for equity awards under our LTIP granted to our NEOs: 350% for Mr. Graft, 225% for Mr. Schreyer, 150% for Mr. Voss and Mr. Ritterbusch, and 125% for Mr. Nelson. While it generally left cash compensation levels flat as compared to 2024 levels (other than for Mr. Ritterbusch in connection with his promotion), the Committee determined to increase such target equity percentages in 2025 compared to 2024 in consideration of the Company’s further progression toward its fintech peers, which generally have a higher level of overall compensation, and a higher level of equity compensation in relation to total compensation, than the Company’s banking peers. Mr. Ritterbusch’s equity award was granted as a percentage of his salary in effect at the beginning of the year ($400,000) before his mid-year adjustment as part of his promotion to President of Payments.

2026 Proxy Statement 35

In addition, at its discretion, the Compensation Committee may increase or decrease by up to 30% an NEO’s target LTIP award based Company performance, individual performance or other relevant factors. For 2025, each NEO’s LTIP award was approved at target. Each NEO’s LTIP award was issued 50% as performance based restricted stock units that vest based on the Company’s relative and absolute total shareholder return (“TSR”) as more fully described below, 25% time-vested restricted stock units, and 25% nonqualified stock options.

The target grant value of each award type for each of our NEOs under our LTIP is as follows:

	Performance Based Restricted Stock Units	Restricted Stock Units	Options	Total LTIP

Named Executive Officer	Target Grant Value	Target Grant Value	Target Grant Value	Target Grant Value

Aaron P. Graft	$1,268,750	$634,375	$634,375	$2,537,500

W. Bradley Voss	$300,000	$150,000	$150,000	$600,000

Edward J. Schreyer	$562,500	$281,250	$281,250	$1,125,000

Todd Ritterbusch	$300,000	$150,000	$150,000	$600,000

Adam D. Nelson	$250,000	$125,000	$125,000	$500,000

The performance based restricted stock unit awards provide for delivery of Common Stock to participants based on the Company’s relative TSR compared to two reference groups and the Company’s absolute TSR performance over a three year performance period. In 2025, 40% of such restricted stock unit awards were issued based on TSR compared to a reference group of publicly traded banks with assets between $2.5 and $30 billion (the “Banking Peer Group”) and 60% of such restricted stock unit awards were issued based on TSR compared to the Russell 3000 Data Processing and Outsourced Services index (the “Fintech Peer Group”). The Company increased the percentage of the TSR Awards subject to the Fintech Peer Group in 2025 compared to 2024 in light of its continued evolution toward its Fintech peers. Between 50% and 175% of the target number of shares subject to the award shall vest based on relative TSR as follows (with linear interpolation between the 25th and 75th percentiles and between the 75th and 90th percentiles, as applicable):

Relative TSR Percentile	Applicable Relative TSR Vesting Percentage

Below 25th percentile	0%

25th percentile	50%

50th percentile	100%

75th percentile	150%

90th percentile or above	175%

Following determination of the applicable relative TSR vesting percentage, the earned units are subject to a modifier based on absolute TSR over the same three-year performance period. For absolute TSR at or below 30%, no modifier is applied. If the Company’s common stock achieves absolute TSR of 100% or more, 200% of the units otherwise earned based on the applicable relative TSR vesting percentage shall be earned and delivered (with linear interpolation between absolute TSR of 30% and 100%).

The Compensation Committee includes the absolute TSR modifier in its performance based restricted stock unit awards as part of its plan to attract and retain key strategic talent across the organization (including, but not limited to, its executive officers). The Committee considered the structure of its performance based awards to be a desirable and appropriate way to bridge the differences between the compensation practices of its fintech peers (which typically offer larger total equity compensation opportunities) and its banking peers,

36 2026 Proxy Statement

noting that, given its strategic focus and business model, the Company has found itself in greater competition with its fintech peers (as compared to its banking peers) both in hiring for key executive positions and in retaining current executives. Such absolute TSR modifier also rewards grantees for significant shareholder returns, aligning executive and shareholder interests in providing above target payouts for outsized performance.

In the event that the Company has negative absolute TSR during the performance period, the total number of shares that shall be earned and delivered pursuant to the award is capped at 100% of the target number of shares regardless of the Company’s relative TSR percentile.

In addition, if the ultimate value of the total number of shares that would be earned and delivered pursuant to the award exceeds 8 times the grant date value of the target number of shares subject to the award, the number of shares to be actually earned and delivered pursuant to the award will be capped at a number of shares that has a value as of the vesting date equal to 8 times the grant date value of the target number of shares.

In the event of termination of employment under certain circumstances, a prorated portion of the award for the period of service of the participant during the performance period remain outstanding and eligible to be earned following the completion of the performance period and determination of the Company’s relative and absolute TSR.

The time vested restricted stock units and stock option grants each vest one-fourth on each of the first four anniversaries of the grant date, generally subject to the NEO’s continued employment through each such anniversary. Stock options were granted with an exercise price equal to the closing stock price of our Common Stock on the NASDAQ Global Select Market as of the date of grant, which preceded our transfer of listing to the NYSE.

Further detail regarding the treatment of such outstanding equity awards upon termination of employment of our NEO’s in various circumstances is described in this Proxy Statement in the table included in “Executive Compensation – Potential Payments as a Result of Termination or Change in Control (CIC).”

2025 Payouts under 2022 Performance Awards

Our performance based restricted stock units granted on May 1, 2022 were paid out on May 1, 2025 following determination of the Company’s relative TSR performance against the applicable Banking and Fintech Peer Group for each such award (which did not include the absolute TSR modifier included in performance-based restricted stock unit awards granted after May 1, 2023). The Company had an absolute TSR of -33.49% for the three year performance period ending May 1, 2025, which was below the 25th percentile of the Banking Peer Group (resulting in a payout for such award of zero) and in the 33rd percentile of the Fintech Peer Group (resulting in a payout for such award of 66.67% of target). Overall, the combined payout for the 2022 performance-based restricted stock units awards resulted in an aggregate final payout of 33.33% of target units. The table below sets forth, for each of our NEOs, the target shares deliverable to such NEO under the performance-based restricted stock units granted in 2022 compared to the actual shares earned and delivered to such NEO in respect of such awards on May 1, 2025:

Named Executive Officer	Target Shares Deliverable	Actual Shares Earned and Delivered

Aaron P. Graft	10,080	3,360

W. Bradley Voss	2,024	674

Edward J. Schreyer	—	—

Todd Ritterbusch	2,024	674

Adam D. Nelson	2,024	674

2026 Proxy Statement 37

Benefits and Other Compensation

The Company provides limited perquisites to our NEOs that we believe are reasonable, competitive and consistent with the Company’s overall compensation philosophy and market practice. In 2025, these perquisites consisted of country club dues for Mr. Graft. In addition, our NEOs are eligible for reimbursement for participation in a medical wellness program available to the Company’s directors and executive officers and certain other medical reimbursements.

Our NEOs participate in our broad based group health and welfare programs and 401(k) plan on the same basis as our other employees. Under the 401(k) plan, our NEOs are eligible to receive an employer match contribution on the same terms as all other employees of the Company.

Additional Information about our Compensation Practices

Employment Agreements

We have entered into substantially identical employment agreements with each of our NEOs. The employment agreements are for one (1) year terms which end on December 31 of each year, subject to automatic renewal for successive one (1) year terms unless either party delivers 60 days’ prior written notice of non-renewal. In the event that a change in control occurs during the then-current term, such term is automatically extended to end no earlier than the second anniversary of the change in control. Each employment agreement provides for an annual base salary, which may be increased or decreased during the term, and specifies that the executive is eligible to participate in the annual and long-term incentive programs maintained by the Company to the same extent as other executives of the Company.

Either the Company or the executive may terminate the executive’s employment prior to the expiration of the then-current term in accordance with the terms and conditions of the employment agreement, and if such termination of employment is by the Company without “cause” (as defined in the agreement) or by the executive for “good reason” (as defined in the agreement, and each a “qualifying termination”), then the executive shall be entitled to receive, subject to execution and non-revocation of a release of claims in favor of the Company, cash severance in the amount of 1.5 times base salary for Mr. Graft and 1.0 times base salary for each of Mr. Voss, Mr. Schreyer, Mr. Ritterbusch and Mr. Nelson, as well as, in each case, healthcare coverage continuation for a period of 18 months for Mr. Graft and 12 months for Mr. Voss, Mr. Schreyer, Mr. Ritterbusch and Mr. Nelson. However, if the qualifying termination occurs within 24 months following a change in control, then the cash severance amount is increased to a multiple of base salary plus the trailing 3-year average bonus (3.0 times for Mr. Graft and 2.0 times for each of Mr. Voss, Mr. Schreyer, Mr. Ritterbusch and Mr. Nelson) and the healthcare coverage continuation period is increased to 36 months for Mr. Graft and 24 months for Mr. Voss, Mr. Schreyer, Mr. Ritterbusch and Mr. Nelson.

The employment agreements contain a better net after-tax cutback provision in respect of the excise tax imposed under Sections 280G and 4999 of the Internal Revenue Code (the “Code”), pursuant to which the executive’s change in control-related payments and benefits will be reduced to the extent necessary to prevent any portion of such payments and benefits from becoming subject to the excise tax, but only if, by reason of that reduction, the net after-tax benefit received by the executive exceeds the net after-tax benefit that the executive would receive if no reduction was made.

The employment agreements also contain certain restrictive covenants, including a perpetual confidentiality covenant, and non-compete, employee, client, and investor non-solicit, and business non-interference covenants that apply during employment and for the one (1) year period immediately following termination of employment for any reason.

38 2026 Proxy Statement

Compensation Recovery
The Company has adopted a Compensation Recovery Policy, which would be triggered by a material restatement of the Company’s financial statements due to material non-compliance
with applicable financial reporting requirements. The Compensation Recovery Policy, which is intended to comply with Section 10D of the Securities and Exchange Act of 1934 and New York Stock Exchange Listing Rule 303A.14 (the “Compensation Recovery Rule”), covers performance-based incentive and equity compensation awards erroneously received during the applicable recovery period if the vesting, settlement or payment of such awards is contingent upon the achievement of a specified performance metric (“erroneously received compensation”). Such erroneously received compensation, calculated in accordance with the Compensation Recovery Policy and generally determined to be the amount of compensation that would not have been paid to the executive officer if the financial statements were correct at the time of the payment, will be subject to recoupment in accordance with the terms of the Compensation Recovery Policy.
Hedging Policy and Pledging Restrictions
We do not permit our directors or executive officers to engage in transactions that hedge such director’s or executive officer’s economic risk of owning shares of our common stock. Thus, our directors and executive officers may not engage in hedging transactions in the Company’s shares such as puts, calls, prepaid variable forwards, equity swaps, collars and other derivative securities on an exchange or in any other organized market. Our directors and executive officers also may not engage in short sales of the Company’s shares, meaning sales of shares that are not owned at the time of sale. In addition, the Company does not permit shares pledged by directors and executive officers to be applied toward stock ownership guidelines, and limits pledging to pre-approved
exceptions where the executive officer or director can clearly demonstrate the financial ability to repay the loan without resorting to the pledged securities.
Insider Trading Policy
We have adopted an insider trading policy and procedures applicable to our officers, directors, and employees, and have implemented processes for the Company, that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and New York Stock Exchange listing standards.
Our Insider Trading and Information Policy (“Insider Trading Policy”) prohibits our officers, directors, and employees and related persons and entities from trading in securities of the Company while in possession of material, nonpublic information. Our Insider Trading Policy also generally prohibits our officers, directors, and employees from disclosing material, nonpublic information regarding the Company,
Our Insider Trading Policy requires that our executive officers and directors and other designated employees only transact in Company securities during an open window period, subject to limited exceptions. In addition, our Insider Trading Policy requires that our executive officers and directors and certain other designated employees obtain approval in advance of transactions in Company securities.
Stock Ownership Guidelines
The Company has adopted stock ownership guidelines for our
non-employee
directors and executive officers as part of our commitment to corporate governance and to strengthen the alignment of our non-employee
directors and executive officers with the interests of our shareholders. Under the guidelines, our directors, our Chief Executive Officer and our other executive officers are expected to accumulate shares of our common stock with a value equal to or exceeding the applicable ownership level prior to the fifth anniversary of adoption of the guidelines, or the fifth anniversary of their election or appointment, whichever is later (the “Measurement Date”) and thereafter maintain ownership of shares consistent with such guidelines.

2026 Proxy Statement 39

For purposes of the guidelines, “shares” include shares owned outright, directly or indirectly, shares owned jointly or separately by the individual’s spouse, shares held in trust for the benefit of the individual, the individual’s spouse and/or children, restricted stock or restricted stock units, shares acquirable upon the net exercise of vested stock options, or deferred shares or deferred stock units. Unvested stock options and unearned performance-based restricted stock units do not count toward meeting the applicable guidelines.
Our applicable target stock ownership guidelines are as follows:

Title	Multiple of Base Salary

Chief Executive Officer	3x base salary

Other Executive Officers	1.5x base salary

Non-Employee Directors	5x annual cash retainer
Our Nominating and Corporate Governance Committee will periodically review each director’s or executive officer’s progress toward achieving the applicable guidelines. Each of our directors and executive officers is either within compliance with the guidelines or expected to achieve such compliance prior to his or her applicable Measurement Date.
Risk Assessment Review
The Company adheres to a conservative and balanced approach to risk. Management and the Board conduct regular reviews of the business to ensure it remains within appropriate regulatory guidelines and practice. The Company maintains an Incentive Compensation Risk Review Committee that conducts risk reviews on current incentive plans, material changes to existing plans and new incentive plans. Key findings from such risk reviews are reviewed and discussed with the Compensation Committee and the Compensation Committee includes risk review in its consideration of all new plans (or material changes to existing plans) presented to it for approval. Based on such review and analysis, the Compensation Committee has concluded that the Company’s incentive compensation programs provide appropriate balance across many performance measures and do not create risks that are reasonably likely to have a material adverse effect on the Company.
Equity Grant Processes
Our annual equity awards for employees and executive officers, including awards of stock options, are generally approved by our Compensation Committee and issued on May 1 st
of each year. As described herein under “Director Compensation for Fiscal 2025”, non-employee
director equity awards are generally granted (including for 2025) each February 1 st
and July 1
st
. Effective in 2026, the Company made the determination to start issuing equity awards to non-employee
directors on May 1 to align the
timing
 of such awards to those issued to the Company’s executive officers. With the exception of the foregoing adjustment (which simply aligns non-employee
directors with the
pre-established
grant schedule for the Company’s executive officers), our grant schedules have remained consistent on a year-over-year basis and were not established with an eye to announcements of material nonpublic information (“MNPI”) regarding the Company. In special circumstances, including the hiring or promotion of an individual or where the Compensation Committee determines it is in the best interest of the Company, the Compensation Committee may approve grants to be effective at other times. Eligible Company employees may also enroll to purchase shares of the Company’s common stock under the terms of the Company’s 2019 Employee Stock Purchase Plan with purchases generally made in February and August using payroll deductions accumulated over the prior six-month
period. The Company does not time the release of MNPI for the purpose of affecting the value of executive compensation and may change its equity grant practices in the future. During 2025, the Company did not grant stock options to any NEO during any period beginning four business days before and ending one business day after the filing of any Company periodic report on
Form 10-Q
or Form
10-K,
or the filing or furnishing of any Company current report on Form
8-K
that disclosed any MNPI.

40 2026 Proxy Statement

Accounting and Tax Treatment of Compensation

The Compensation Committee considers the effects of tax and accounting treatments when it determines executive compensation. Under Section 162(m) of the Code, compensation paid to certain covered individuals, including the Company’s NEOs, in excess of $1 million in one year is not deductible for federal income tax purposes. In structuring the Company’s compensation programs and in determining executive compensation, the Compensation Committee takes into consideration the deductibility limit for compensation. However, the Compensation Committee reserves the right, in the exercise of its business judgment, and expects to establish appropriate compensation levels for executive officers that may exceed the limits on tax deductibility established under Section 162(m) of the Code. The employment contracts for the NEOs contain change of control limitation provisions pursuant to the Code Section 280G. If a change of control payment exceeds the limit for deductible payments under Section 280G of the Code, the higher of (i) safe harbor amounts; or (ii) full payments after tax (i.e., “best of after-tax benefit”) will be paid to the NEO. For the full payments, the NEO is responsible for paying the excise tax. The Compensation Committee takes into consideration the accounting effects of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 in determining vesting periods for stock options and restricted stock awards under our 2014 Omnibus Incentive Plan.

2026 Proxy Statement 41

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with Management the “Compensation Discussion and Analysis” disclosure appearing above in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, which incorporates by reference the disclosure contained in this Proxy Statement.

March 11, 2026

The Compensation Committee:

Charles A. Anderson, Chairman

Carlos M. Sepulveda, Jr.

Harrison B. Barnes

Richard L. Davis

42 2026 Proxy Statement

2025 Summary Compensation Table

The following summary compensation table provides information regarding the compensation of our NEOs for our fiscal years ended December 31, 2025, 2024 and 2023.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (3)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
AARON P. GRAFT	2025	725,000	—	2,808,839	634,360	362,895	76,693	4,607,786
Director, Vice Chairman,	2024	725,000	—	1,896,899	453,120	369,750	70,265	3,515,034
CEO & President	2023	720,831	—	1,614,661	398,740	456,750	69,653	3,260,635
W. BRADLEY VOSS	2025	400,000	—	664,109	150,000	166,848	22,075	1,403,031
Executive Vice President,	2024	400,000	—	418,385	99,964	170,000	18,900	1,107,249
CFO	2023	395,832	—	404,911	99,994	168,000	18,300	1,087,037
EDWARD J. SCHREYER	2025	500,000	—	1,245,231	281,232	250,272	14,000	2,290,735
Executive Vice President,	2024	500,000	—	915,744	218,727	255,000	17,178	1,906,649
COO	2023	500,000	—	804,917	99,994	315,000	13,200	1,733,111
TODD RITTERBUSCH	2025	416,667	37,500	664,109	150,000	177,276	16,850	1,462,401
President, TBK Bank, and	2024	400,000	—	366,237	87,469	170,000	16,650	1,040,356
President, Payments and Banking
ADAM NELSON	2025	400,000	—	553,344	124,995	166,848	14,000	1,259,187
Executive Vice President,
General Counsel and Corporate Secretary
(1)	Reflects actual base compensation paid during the applicable fiscal year.
(2)

Reflects the full grant date value of performance-based restricted stock units, time-based restricted stock units and stock option awards granted to each of our NEO’s computed in accordance with ASC 718, without regard to estimated forfeitures. Generally, the full grant date fair value is the amount we will expense in our financial statements over an award’s vesting period as further described in Note 19 to our Annual Report on Form 10-K for the Fiscal Year ended December 31, 2025, filed with the SEC on February 11, 2026. The grant value of performance-based restricted stock unit awards is based on a Monte Carlo valuation of $86.87 per target share as of the May 1, 2025 grant date for our bank peer group TSR awards (40% of total award), and $97.43 per target share as of the May 1, 2025 grant date for our fintech peer group TSR awards (60% of total award). The grant value of time-based restricted stock unit awards is based on a fair market value of $54.38 per share of our common stock as of the May 1, 2025 grant date, which was the closing price of our common stock on the NASDAQ Global Select Market as of such date. The grant value of option awards is based on a Black-Scholes valuation of $28.35 per option share for grants made on May 1, 2025, with an exercise price of $54.38, which was the closing price of our common stock on the NASDAQ Global Select Market as of such date. Assuming the highest level of performance under the performance-based restricted stock unit awards shown in the “Stock Awards” column above, the total value of such performance-based restricted stock unit awards using a fair market value of $54.38 per share of our common stock on the May 1, 2025 grant date would have been $4,440,399 for Mr. Graft, $1,049,860 for Mr. Voss, $1,968,556 for Mr. Schreyer, $1,049,860 for Mr. Ritterbusch, and $874,757 for Mr. Nelson.

(3)

The amounts reported as “Non-Equity Incentive Plan Compensation” were earned by the respective NEOs under the AIP. The discretionary adjustment to Mr. Ritterbusch’s award is shown in the “Bonus” column in accordance with applicable SEC rules.

(4)	Includes the amounts set forth below under “2025 All Other Compensation Table” paid to or on behalf of the NEOs during the applicable fiscal year.

2026 Proxy Statement 43

The following table shows all amounts included in the “All Other Compensation” column for each NEO in 2025:

2025 All Other Compensation Table

Name	TBK Bank, SSB Contribution to 401(k) Defined Contribution Plan ($)(a)	Club Memberships ($)(b)	Executive Health ($)(c)	Total ($)

Aaron P. Graft	14,000	54,618	8,075	76,693

W. Bradley Voss	14,000	—	8,075	22,075

Edward J. Schreyer	14,000	—	—	14,000

Todd Ritterbusch	14,000	—	2,850	16,850

Adam Nelson	14,000	—	—	14,000

For purposes of preparing the above table, all perquisites are valued on the basis of actual costs to the Company.

(a)

TBK Bank, SSB allows participating employees to contribute a portion of their regular salary or wages to the 401(k) Defined Contribution Plan (the “401(k) Plan”). Under the 401(k) Plan, the Company matches a portion of an employee’s contributions (up to the respective IRS limits). All matching contributions are invested in 401(k) Plan investments as directed by the participant.

(b)	Certain NEOs are eligible to receive reimbursement from the Company for country club dues and related fees incurred for membership(s) approved by the Company.
(c)	Our NEOs are eligible for the reimbursement of certain medical expenses.

44 2026 Proxy Statement

2025 Grants of Plan-Based Awards Table

Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(i) (3)	All Other Option Awards: Number of Securities Underlying Options (#)(j) (4)	Exercise or Base Price of Option Awards ($/sh)(k) (5)	Grant Date Fair Value of Stock and Option Awards (l) (6)
Name (a)	Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)	Maximum (#)(h)

Aaron P. Graft

5/1/2025							11,665			$634,343

5/1/2025								22,376	$54.38	$634,360

5/1/2025				—	23,330	81,655				$2,174,496

	$152,250	$435,000	$848,250

W. Bradley Voss

5/1/2025							2,758			$149,981

5/1/2025								5,291	$54.38	$150,000

5/1/2025				—	5,516	19,306				$514,128

	$ 70,000	$200,000	$390,000

Edward J. Schreyer

5/1/2025							5,171			$281,199

5/1/2025								9,920	$54.38	$281,232

5/1/2025				—	10,343	36,200				$964,032

	$105,000	$300,000	$585,000

Todd Ritterbusch

5/1/2025							2,758			$149,981

5/1/2025								5,291	$54.38	$150,000

5/1/2025				—	5,516	19,306				$514,128

	$ 74,375	$212,500	$414,375

Adam Nelson

5/1/2025							2,298			$124,965

5/1/2025								4,409	$54.38	$124,995

5/1/2025				—	4,596	16,086				$428,379

	$ 70,000	$200,000	$390,000

(1)

The amounts reported in these columns represent the possible range of payments under the AIP incentive compensation program. For information about the amounts actually earned by each named executive officer under the AIP incentive compensation program, see “Executive Compensation Tables—2025 Summary Compensation Table.” Amounts are considered earned in fiscal year 2025 although they were not paid until 2026.

(2)

The amounts reported in these columns represent the target and maximum number of performance based restricted stock units that may be earned pursuant to the long-term incentive program. As described in further detail under the section entitled “Long-Term Incentive Program,” the 2025 performance-based restricted stock units require relative TSR and absolute TSR goals to be attained over a three year performance period ending April 30, 2028.

(3)	Represents time based restricted stock units granted pursuant to the Company’s LTIP which vest one-fourth on each of the first four anniversaries of the grant date.
(4)

Reflects stock options granted under the Company’s LTIP. See the “Long-Term Incentive Program” section for further detail of the stock option awards. Stock options have a 10-year term and vest one-fourth on each of the first four anniversaries of the grant date.

(5)	The exercise price is the closing price of the Company’s common stock on the grant date.
(6)

Reflects the full grant date value of performance-based restricted stock units, time-based restricted stock units or stock option awards granted to each of our NEO’s computed in accordance with ASC 718, without regard to estimated forfeitures. Generally, the full grant date fair value is the amount we will expense in our financial statements over an award’s vesting period as further described in Note 19 to our Annual Report on Form 10-K for the Fiscal Year ended December 31, 2025, filed with the SEC on February 11, 2026. The grant value of performance-based restricted stock unit awards is based on a Monte Carlo valuation of $86.87 per target share as of the May 1, 2025 grant date for our bank peer group TSR awards (40% of total award), and $97.43 per target share as of the May 1, 2025 grant date for our fintech peer group TSR awards (60% of total award). The grant value of time-based restricted stock unit awards is based on a fair market value of $54.38 per share of our common stock as of the May 1, 2025 grant date, which was the closing price of our common stock on the NASDAQ Global Select Market as of such date. The grant value of option awards is based on a Black-Scholes valuation of $28.35 per option share for grants made on May 1, 2025, with an exercise price of $54.38, which was the closing price of our common stock on the NASDAQ Global Select Market as of such date.

2026 Proxy Statement 45

Outstanding Equity Awards at Fiscal Year-End for 2025

The following table sets forth all unexercised stock option and unvested restricted stock units awarded to our NEOs by the Company that were outstanding as of December 31, 2025.

	Option Awards					Performance Unit Awards			Stock Awards
Name (a) (1)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c) (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date(f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(h) (3)	Number of Shares or Units of Stock That Have Not Vested (#)(g) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(h) (3)

Aaron P. Graft	11,883	—	—	$25.80	4/1/2027	—		—	—	—
	9,739	—	—	$38.75	5/1/2028	—		—	—	—
	7,103	—	—	$31.00	5/1/2029	—		—	—	—
	9,767	—	—	$26.25	5/1/2030	—		—	—	—
	8,269	—	—	$88.63	5/1/2031	—		—	—	—
	8,164	2,722	—	$69.44	5/1/2032	—		—	—	—
	7,911	7,912	—	$51.25	5/1/2033	—		—	—	—
	3,037	9,111	—	$72.00	5/1/2034	—		—	—	—
	—	22,376	—	$54.38	5/1/2035	—		—	—	—
	—	—	—	—	—	54,460	(4)	$3,410,830	—	—
	—	—	—	—	—	44,050	(5)	$2,758,852	—	—
	—	—	—	—	—	81,655	(6)	$5,114,053	—	—
	—	—	—	—	—	—		—	1,260	$78,914
	—	—	—	—	—	—		—	3,890	$243,631
	—	—	—	—	—	—		—	4,720	$295,614
	—	—	—	—	—	—		—	11,665	$730,579

W. Bradley Voss	427	—	—	$15.87	4/1/2026	—		—	—	—
	435	—	—	$25.80	4/1/2027	—		—	—	—
	625	—	—	$38.75	5/1/2028	—		—	—	—
	1,640	547	—	$69.44	5/1/2032	—		—	—	—
	1,984	1,984	—	$51.25	5/1/2033	—		—	—	—
	670	2,010	—	$72.00	5/1/2034	—		—	—	—
	—	5,291	—	$54.38	5/1/2035	—		—	—	—
	—	—	—	—	—	13,656	(4)	$855,275	—	—
	—	—	—	—	—	9,716	(5)	$608,513	—	—
	—	—	—	—	—	19,306	(6)	$1,209,135	—	—
	—	—	—	—	—	—		—	253	$15,845
	—	—	—	—	—	—		—	976	$61,127
	—	—	—	—	—	—		—	1,041	$65,198
	—	—	—	—	—				2,758	$172,734

Edward J. Schreyer	1,984	1,984	—	$51.25	5/1/2033	—		—	—	—
	1,466	4,398	—	$72.00	5/1/2034	—		—	—	—
	—	9,920	—	$54.38	5/1/2035	—		—	—	—
	—	—	—	—	—	13,656	(4)	$855,275	—	—
	—	—	—	—	—	21,266	(5)	$1,331,890	—	—
	—	—	—	—	—	36,200	(6)	2,267,206	—	$—
	—	—	—	—	—	—		—	2,700	$169,101
	—	—	—	—	—	—		—	4,878	$305,509
	—	—	—	—	—	—		—	2,279	$142,734
	—	—	—	—	—	—		—	5,171	$323,860

46 2026 Proxy Statement

	Option Awards					Performance Unit Awards			Stock Awards
Name (a) (1)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c) (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date(f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(h) (3)	Number of Shares or Units of Stock That Have Not Vested (#)(g) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(h) (3)
Todd Ritterbusch	1,441	—	—	$88.63	5/1/2031	—		—	—	—
	547	547	—	$69.44	5/1/2032	—		—	—	—
	744	1,488	—	$51.25	5/1/2033	—		—	—	—
	586	1,759	—	$72.00	5/1/2034	—		—	—	—
	—	5,291	—	$54.38	5/1/2035	—		—	—	—
	—	—	—	—	—	10,240	(4)	$641,331	—	—
	—	—	—	—	—	8,504	(5)	$532,606	—	—
	—	—	—	—	—	19,306	(6)	$1,209,135	—	—
	—	—	—	—	—	—		—	253	$15,845
	—	—	—	—	—	—		—	732	$45,845
	—	—	—	—	—	—		—	912	$57,119
	—	—	—	—	—	—		—	2,758	$172,734

Adam Nelson	3,508	—	—	$38.75	5/1/2028	—		—	—	—
	2,529	—	—	$31.00	5/1/2029	—		—	—	—
	1,802	—	—	$88.63	5/1/2031	—		—	—	—
	1,640	547	—	$69.44	5/1/2032	—		—	—	—
	1,488	1,488	—	$51.25	5/1/2033	—		—	—	—
	502	1,508	—	$72.00	5/1/2034	—		—	—	—
	—	4,409	—	$54.38	5/1/2035	—		—	—	—
	—	—	—	—	—	10,240	(4)	$641,331	—	—
	—	—	—	—	—	7,286	(5)	$456,322	—	—
	—	—	—	—	—	16,086	(6)	$1,007,466	—	—
	—	—	—	—	—	—		—	253	$15,845
	—	—	—	—	—	—		—	732	$45,845
	—	—	—	—	—	—		—	781	$48,914
	—	—	—	—	—	—		—	2,298	$143,924

(1)

Vesting of an award may be accelerated upon termination of employment for death or disability, or upon a qualifying termination of employment following a change of control (as defined in our 2014 Omnibus Incentive Plan). For a description of the effect of this policy on the outstanding LTIP awards for our NEOs, refer to the “Potential Payments as a Result of Termination or Change in Control (CIC) section.

(2)

Unless separately noted, stock options and time-vested restricted stock unit awards vest at the rate of 25% per year from the date of grant. Unvested or un-exercisable portions of awards reflect the unvested portion of awards issued between 2022 and 2025.

(3)	The market values for the outstanding stock awards are based on the closing price of our Common Stock of $62.63 per share on December 31, 2025.
(4)

Performance based restricted stock unit awards shown in row represent total stock return based units granted in 2023 as part of the Company’s LTIP program. Shares represented and market value of such awards assume payout at maximum.

(5)

Performance based restricted stock unit awards shown in row represent total stock return based units granted in 2024 as part of the Company’s LTIP program. Shares represented and market value of such awards assume payout at maximum.

(6)

Performance based restricted stock unit awards shown in row represent total stock return based units granted in 2025 as part of the Company’s LTIP program. Shares represented and market value of such awards assume payout at maximum.

2026 Proxy Statement 47

Option Exercises and Stock Vested in Fiscal Year 2025

The following information sets forth the stock awards vested held by the NEO’s during the fiscal year ended December 31, 2025. No NEOs exercised any stock options in 2025.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)

Aaron P. Graft	—	$—	8,963	$487,408	(1)

W. Bradley Voss	—	$—	2,050	$111,479	(2)

Edward J. Schreyer	—	$—	22,437	$1,220,124	(3)

Todd Ritterbusch	—	$—	1,740	$94,621	(4)

Adam Nelson	—	$—	1,733	$94,241	(5)

(1)

Consists of 3,360 performance based restricted stock units (relative TSR) that vested and settled with a closing market price of $54.38 on May 1, 2025, and 5,603 restricted stock awards and units that vested upon the lapse of restrictions with a closing market price of $54.38 on the May 1, 2025 vesting date.

(2)

Consists of 674 performance based restricted stock units (relative TSR) that vested and settled with a closing market price of $54.38 on May 1, 2025, and 1,376 restricted stock awards and units that vested upon the lapse of restrictions with a closing market price of $54.38 on the May 1, 2025 vesting date.

(3)	Consists of 22,437 restricted stock awards and units that vested upon the lapse of restrictions with a closing market price of $54.38 on the May 1, 2025 vesting date.
(4)

Consists of 674 performance based restricted stock units (relative TSR) that vested and settled with a closing market price of $54.38 on May 1, 2025, and 1,066 restricted stock awards and units that vested upon the lapse of restrictions with a closing market price of $54.38 on the May 1, 2025 vesting date.

(5)

Consists of 674 performance based restricted stock units (relative TSR) that vested and settled with a closing market price of $54.38 on May 1, 2025, and 1,059 restricted stock awards and units that vested upon the lapse of restrictions with a closing market price of $54.38 on the May 1, 2025 vesting date.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2025.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b) (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(c) (2)

Equity compensation plans approved by security holders	328,197	$50.73	591,788

Equity compensation plans not approved by security holders	—	—	—

Total	328,197	$50.73	591,788

(1)

The weighted average exercise price is calculated based solely on the outstanding stock options. It does not consider the shares issuable upon vesting of outstanding restricted stock unit awards, which have no exercise price.

(2)	Represents available shares for future issuance under the 2014 Omnibus Incentive Plan as of December 31, 2025.

48 2026 Proxy Statement

Potential Payments as a Result of Termination or Change in Control (CIC)

For the reasons discussed in the Compensation Discussion & Analysis section, the Company has entered into certain arrangements with its NEOs, which commit the Company to make payments to the NEOs under certain circumstances. Generally, these circumstances involve qualifying termination of the NEO’s employment with or without a change in corporate control. For additional details regarding the arrangements entered into with our NEOs, please see the section titled “Additional Information about our Compensation Practices – Employment Agreements.”

The table below describes the value of compensation and benefits payable to each NEO upon termination that would exceed the compensation or benefits generally available to salaried employees in each termination scenario. Benefits and payments are calculated assuming a December 31, 2025, employment termination date.

Name/Termination Scenario	Severance ($)	Stock Awards ($) (3)	Stock Options ($) (4)	Welfare Benefits ($)	Total

Aaron P. Graft
Voluntary Resignation	—	—	—	—	—
Termination for Cause	—	—	—	—	—
Qualifying Termination (no change in control) (1)	$1,087,500	$4,568,644	—	$48,310	$5,704,454
Qualifying Termination—Change in Control (1)	$2,610,013	$12,632,471	$1,614,877	$96,621	$16,953,982
Death	—	$7,055,911	$1,614,877	—	$8,670,788
Disability	—	$7,055,911	$1,614,877	—	$8,670,788
Retirement (2)	—	—	—	—	—

W. Bradley Voss
Voluntary Resignation	—	—	—	—	—
Termination for Cause	—	—	—	—	—
Qualifying Termination (no change in control) (1)	$400,000	$1,099,285	—	$30,258	$1,529,543
Qualifying Termination—Change in Control (1)	$969,635	$2,987,827	$139,719	$60,517	$4,157,698
Death	—	$1,683,376	$139,719	—	$1,823,095
Disability	—	$1,683,376	$139,719	—	$1,823,095
Retirement (2)	—	—	—	—	—

Edward J. Schreyer
Voluntary Resignation	—	—	—	—	—
Termination for Cause	—	—	—	—	—
Qualifying Termination (no change in control) (1)	$500,000	1,501,601	—	$32,207	$2,033,808
Qualifying Termination—Change in Control (1)	$1,303,940	$5,395,575	$126,996	$64,414	$6,890,925
Death	—	$2,947,548	$126,996	—	$3,074,544
Disability	—	$2,947,548	$126,996	—	$3,074,544
Retirement (2)	—	—	—	—	$—

Todd Ritterbusch
Voluntary Resignation	—	—	—	—	—
Termination for Cause	—	—	—	—	—
Qualifying Termination (no change in control) (1)	$425,000	$866,744	—	$10,231	$1,301,975
Qualifying Termination—Change in Control (1)	$1,019,635	$2,674,614	$69,051	$20,463	$3,783,763
Death	—	$1,427,473	$69,051	—	$1,496,524
Disability	—	$1,427,473	$69,051	—	$1,496,524
Retirement (2)	—	—	—	—	—

Adam Nelson
Voluntary Resignation	—	—	—	—	—
Termination for Cause	—	—	—	—	—
Qualifying Termination (no change in control) (1)	$400,000	$824,317	—	$30,258	$1,254,575
Qualifying Termination—Change in Control (1)	$969,634	$2,359,648	$234,004	$60,517	$3,623,803
Death	—	$1,303,136	$234,004	—	$1,537,140
Disability	—	$1,303,136	$234,004	—	$1,537,140
Retirement (2)	—	$—	$—	—	$—

2026 Proxy Statement 49

(1)

A “Qualifying Termination” is a termination of employment by the Company other than for Cause, or a termination of employment by the executive for Good Reason, in each case as such terms are defined in the employment agreement for the applicable named executive officer. A termination of employment is considered a termination in connection with a Change in Control if such termination occurs within 24 months after a Change in Control (as such term is defined in the employment agreement for the applicable NEO).

(2)

Retirement is defined as termination (other than for cause) after reaching age 65 or after reaching age 62 and completing at least five (5) years of employment. As of December 31, 2025, there are no named executives eligible to retire in accordance with the Company’s policy and the terms of its equity incentive compensation and benefit plans.

(3)

Unvested restricted stock or restricted stock unit awards vest in full upon a Qualifying Termination within 24 months of a change in control, death or disability. Our restricted stock or restricted stock unit awards permit continued vesting of unvested equity awards upon retirement assuming conditions are met as specified within the applicable award agreement. A prorated portion of unvested TSR performance awards may vest upon death, disability, Qualifying Termination or retirement during the performance period, and would be earned and shares issued following completion of the performance period and determination of the Company’s relative and absolute TSR. Unvested TSR performance awards may be earned upon a change in control based on the Company’s relative and absolute TSR immediately prior to the change in control (and the resulting shares issued unless replaced with a time vested replacement award) based on TSR through the change in control. Upon a Qualifying Termination within 24 months of a change in control, the time vested replacement award would vest in full. The calculations above assume the Company earns payout at stretch levels (modified by any applicable proration) for all outstanding TSR performance awards. Value of all stock awards were calculated assuming the closing price of our common stock on December 31, 2025 of $62.63 per share.

(4)

Unvested stock options vest in full upon a Qualifying Termination within 24 months of a change in control, death or disability. Our option awards permit continued vesting of unvested equity awards upon retirement assuming conditions are met as specified within the applicable award agreement. For stock option awards, the value was calculated as the difference between the closing price of the Company stock on December 31, 2025 and the option exercise price.

50 2026 Proxy Statement

Pay Versus Performance
The following provides information regarding compensation actually paid to the Company’s Chief Executive Officer and our other NEOs along with the cumulative total shareholder return of the Company and a peer group index, the Company’s net income and fully-diluted earnings per share, which is the most important financial performance measure (that is not otherwise disclosed in the table) used by the Company to link compensation actually p
a
id to the Company’s NEOs, for 2025, to Company performance. Compensation actually paid, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our executive officers during a covered year.

					Value of Initial Fixed $100 Investment (3) Based On:

Year	Summary Compensation Table Total for CEO (1)	Compensation Actually Paid to CEO	Average Summary Compensation Table total for Other NEOs ($)	Average Compensation Actually Paid to Other NEOs (2) ($)	Cumulative TSR (Company) ($)	Cumulative TSR (Peer Group) ($)	Measurement Period	Net Income ($ in thousands)	Fully- Diluted Earnings Per Share ($)
2025	$4,607,786	$(119,282)	$1,603,839	$380,013	$129.00	$129.49	5 years	$25,359	$0.93
2024	$3,515,034	$5,130,874	$1,305,088	$1,731,647	$239.03	$124.24	4 years	$16,090	$0.54
2023	$3,260,635	$6,465,372	$1,217,370	$2,215,890	$210.89	$106.43	3 years	$41,081	$1.61
2022	$2,773,658	$(3,002,778)	$1,335,632	$(1,976,371)	$128.54	$114.04	2 years	$102,311	$3.96
2021	$2,444,169	$8,422,937	$742,621	$3,220,220	$313.20	$139.69	1 year	$112,974	$4.35

(1)
Aaron P. Graft served as our President and Chief Executive Officer for each of the years presented in the table. Compensation actually paid to Mr. Graft for each the years presented in the table, as calculated in accordance with SEC regulations, was as follows:

	2025 ($)	2024 ($)	2023 ($)	2022 ($)	2021 ($)

Total compensation in Summary Compensation Table	$4,607,786	$3,515,034	$3,260,635	$2,773,658	$2,444,169

Minus: aggregate change in pension value	—	—	—	—	—

Minus: stock awards reported in Summary Compensation Table	(3,443,182)	(2,350,019)	(2,013,401)	(1,548,900)	(1,231,952)

Plus: fair value* at fiscal year-end of unvested stock awards granted during covered fiscal year	4,146,621	3,012,961	3,590,486	731,351	1,716,562

Plus/Minus: change in fair value* at fiscal year-end of unvested stock awards granted in any prior fiscal year	(3,999,981)	1,012,293	1,439,482	(2,833,766)	5,280,948

Plus/Minus: change in fair value at vesting date of stock awards granted in any prior fiscal year	(1,430,526)	(59,396)	188,170	(2,125,121)	213,210

Minus: stock awards forfeited during covered fiscal year	—	—	—	$—	$—

Compensation actually paid	$(119,282)	$5,130,874	$6,465,372	$(3,002,778)	$8,422,937

*
The equity awards included above include restricted stock awards, restricted stock unit awards, performance based restricted stock unit awards and non-qualified
stock option awards granted from 2018 through 2025. The amounts are based on the fair value of the equity awards as of the applicable year end or vesting date as required by SEC rules. Measurement date equity fair values are calculated with assumptions derived on a basis consistent with those used for grant date fair value purposes. Restricted stock or restricted stock unit awards are valued based on the closing price of our common stock on the relevant measurement date. Performance restricted stock units are valued based on a Monte Carlo simulation as of the relevant measurement date consistent with ASC 718. Stock options are valued based on a Black-Scholes valuation as of the relevant measurement date consistent with ASC 718.

2026 Proxy Statement 51

(2)
The other NEOs for each of the years presented in the table were as follows: for 2025, W. Bradley Voss, Edward J. Schreyer, Todd Ritterbusch and Adam D. Nelson; for 2024, W. Bradley Voss, Edward J. Schreyer, Melissa Forman-Barenblit and Todd Ritterbusch; for 2023, W. Bradley Voss, Edward J. Schreyer, Melissa Forman-Barenblit and Gail Lehmann; for 2022, W. Bradley Voss, Edward J. Schreyer, Gail Lehmann, Todd Ritterbusch and Geoffrey P. Brenner; and for 2021: W. Bradley Voss, Gail Lehmann, Adam D. Nelson, Todd Ritterbusch and R. Bryce Fowler. Compensation actually paid to such other NEOs for each the years presented in the table, as calculated in accordance with SEC regulations, was as follows:

	2025 ($)	2024 ($)	2023 ($)	2022 ($)	2021 ($)

Total compensation in Summary Compensation Table	$1,603,839	$1,305,088	$1,217,370	$1,335,632	$742,621

Minus: aggregate change in pension value	—	—	—	—	—

Minus: stock awards reported in Summary Compensation Table	(958,255)	(664,341)	(573,337)	(507,859)	(216,783)

Plus: fair value* at fiscal year-end of unvested stock awards granted during covered fiscal year	1,154,020	851,752	1,000,546	195,655	325,645

Plus/Minus: change in fair value* at fiscal year-end of unvested stock awards granted in any prior fiscal year	(988,233)	300,541	528,707	(1,657,082)	2,284,988

Plus/Minus: change in fair value at vesting date of stock awards granted in any prior fiscal year	(431,358)	(61,393)	42,604	(954,373)	83,749

Minus: stock awards forfeited during covered fiscal year	—	—	—	(388,344)	—

Compensation actually paid	$380,013	$1,731,647	$2,215,890	$(1,976,371)	$3,220,220

*	See Note 1 above for information on the remeasurement of fair value of stock awards at fiscal year-end and vesting dates.

(3)
Cumulative total shareholder return (TSR) assumes an initial investment of $100 as of the market close on December 31, 2020 in our common stock and in the common stock of companies within our peer group.

Financial Performance Measures
The following table lists the most important financial measures used by us to link compensation actually paid to our named executive officers for 2025 to Company Performance.

Relative Total Shareholder Return Fully-Diluted Earnings Per Share Banking Segment Pre-Tax Net Income LoadPay Adoption Payments Network Density Factoring Segment Market Share
For an explanation as to how these financial performance measures were used to determine 2025 pay for our chief executive officer and other named executive officers, s ee
“Compensation Discussion and Analysis – 2025 Executive Compensation Program and Pay Decisions” on page 30.
Relationship between Pay and Financial Performance
The charts below describe the relationship between compensation actually paid to our chief executive officer and other NEOs (as calculated above) and our financial and stock performance. Generally, compensation actually paid remains aligned with our cumulative TSR. During 2025, Net Income and Fully Diluted Earnings per Share increased from the prior year, but cumulative TSR decreased compared to the prior year. This impacted actual compensation for our CEO and other NEOs accordingly, each of which decreased from 2024 and which were meaningfully below compensation for our CEO and other NEOs as reflected in our Summary Compensation Table for 2025. For our CEO, actual compensation received for 2025 was negative. We believe this to be reflective of our compensation program design resulting in actual compensation realized for our CEO and other NEOs being highly correlated with performance and the delivery of returns to our shareholders.

52 2026 Proxy Statement

Compensation Actually Paid vs TSR
$10,000,000.0
$8,000,000.0
$6,000,000.0
$4,000,000.0
$2,000,000.0
$-
$(2,000,000.0)
$(4,000,000.0)
$350.00
$300.00
$250.00
$200.00
$150.00
$100.00
$50.00
$0.00
2021
2022
2023
2024
2025
CEO pay ($m)
Other NEO pay ($m)
Company
Peer Group

Compensation Actually Paid vs Net Income
$10,000,000.0
$8,000,000.0
$6,000,000.0
$4,000,000.0
$2,000,000.0
$-
$(2,000,000.0)
$(4,000,000.0)
$120,000,000.0
$100,000,000.0
$80,000,000.0
$60,000,000.0
$40,000,000.0
$20,000,000.0
$-
2021
2022
2023
2024
2025
CEO pay ($m)
Other NEO pay ($m)
Net Income

Compensation Actually Paid v. Earnings Per Share
$10,000,000.0
$8,000,000.0
$6,000,000.0
$4,000,000.0
$2,000,000.0
$-
$(2,000,000.0)
$(4,000,000.0)
$5.00
$4.00
$3.00
$2.00
$1.00
$-
2021
2022
2023
2024
2025
CEO pay ($m)
Other NEO pay ($m)
Earnings Per Share

2026 Proxy Statement 53

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of the SEC’s Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The CEO to median employee pay ratio included in this disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported below should not be used as a basis for comparison between companies.

We identified the median employee from a list of all employees (full-time and part-time) employed as of December 31, 2025. We determined the median employee based on each employee’s annual cash earnings (consisting of salaries, bonuses and commissions), and annualizing earnings for employees who were not employed for a full year in 2025. After determining the median employee, we calculated the CEO’s and the median employee’s 2025 total compensation in the same manner as the CEO’s compensation provided in the summary compensation table. Based on the foregoing, the CEO’s 2025 annual total compensation is $4,607,786 and the median annual total compensation of all employees (except for the CEO) is $79,400, resulting in a CEO pay ratio of approximately 58 to 1.

54 2026 Proxy Statement

DIRECTOR COMPENSATION FOR FISCAL 2025

2025 Director Compensation

In connection with their service on our Board of Directors in 2025, we compensated our non-employee directors through a combination of stock awards and cash retainers related to their service or chairmanship on the board and each board committee. Directors who also are current employees of the Company receive no additional compensation for services as directors. In addition, those of our directors who also served on the board or board committees of TBK Bank, SSB or its subsidiaries also received compensation for such service through a combination of stock awards and cash retainers. Director fees are approved by our Nominating and Corporate Governance Committee after a review process including consideration of competitive peer group benchmarking data provided by our independent compensation consultant. Our director fees for 2025 are outlined in the table below.

	CHAIR ($)			MEMBER ($)

Triumph Financial, Inc. Board and Committees	CASH	STOCK		CASH	STOCK

Board	$65,000	$100,000	(1)	$40,000	$75,000	(1)

Audit Committee	$37,500	—		$12,500	—

Compensation Committee	$12,000	—		$3,000	—

Nominating & Corporate Governance Committee	$12,000	—		$3,000	—

Risk & Compliance Committee	$50,000	—		$10,000	—

TBK Bank, SSB Board and Committees

Board	$25,000			$10,000

ALCO Committee	$7,500	—		$5,000	—

CRA	6,000	—		$3,000	—

Executive Loan Committee	$35,000	—		$15,000	—

Triumph Insurance Group, Inc. Board	$5,000	$5,000	(1)	$5,000	$5,000	(1)

(1)

Target award value issued one half on February 1, 2025 and one half on July 1, 2025. Commencing effective as of January 1, 2026, such awards will be granted on May 1 to align the grant date with those issued to the Company’s executive officers.

All stock awards were fully vested on the date of grant. All cash retainers (with the exception of cash fees for Triumph Insurance Group, which are paid in a single lump sum) are paid quarterly (i.e. one-fourth of the total annual retainer is paid to each director during each of our fiscal quarters).

2026 Proxy Statement 55

The following table sets forth compensation paid, earned or awarded during 2025 to each of our directors. The table also includes compensation earned by each director that is attributable to such director’s service on the Board of Directors or Committees of TBK Bank, SSB or its subsidiaries, as applicable.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total Compensation ($)

Charles A. Anderson	55,000	74,945	18,075	148,020

Harrison B. Barnes	43,000	74,945	13,000	130,945

Debra A. Bradford	62,500	74,945	15,000	152,445

Richard L. Davis	46,000	74,945	10,000	130,945

Davis Deadman	50,000	74,945	56,000	180,945

Laura K. Easley	93,000	79,823	15,000	187,823

Aaron P. Graft	—	—	—	—

Melissa K. McSherry	37,500	37,497	17,500	92,497

Maribess L. Miller	64,500	74,945	10,000	149,445

Michael P. Rafferty	87,500	74,945	15,000	177,445

Carlos M. Sepulveda, Jr.	68,000	104,835	46,500	219,335

C. Todd Sparks	52,500	74,945	32,500	159,945
(1)

Such awards consisted of fully-vested common stock issued on the grant date. The grant date fair value of each award is based on the number of shares granted and the NASDAQ closing price of our common stock on the date of grant.

(2)

Reflects cash retainers received for service on the boards of directors and board committees of TBK Bank, SSB and its subsidiaries (including Ms. McSherry’s service in her capacity as a director in meetings of TBK Bank’s transportation advisory committee) plus medical wellness reimbursements of $8,075 for Mr. Anderson and $1,500 for Mr. Sepulveda.

56 2026 Proxy Statement

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and any persons who own more than 10% of our Common Stock to file reports with the SEC with respect to their ownership of Common Stock. Directors, executive officers and persons owning more than 10% of our Common Stock are required to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such reports received by us and any written representations from reporting persons that no other reports were required of those persons, we believe that during 2025 all such reports required to be filed by our directors and executive officers were filed in a timely manner under Section 16(a).

2026 Proxy Statement 57

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Transactions with Related Persons

Transactions by the Company or our subsidiaries with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by our bank subsidiaries with their respective affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by our bank subsidiaries to their respective executive officers, directors and principal shareholders). We have adopted policies to comply with these regulatory requirements and restrictions.

In addition, our Board of Directors has adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and Nasdaq concerning related party transactions. Related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Related parties of the Company include directors (including nominees for election as directors), executive officers, 5% shareholders and the immediate family members of these persons. Our General Counsel, in consultation with management and outside counsel, as appropriate, will review potential related party transactions to determine if they are subject to the policy. If so, the transaction will be referred to the Nominating and Corporate Governance Committee for approval. In determining whether to approve a related party transaction, the Nominating and Corporate Governance Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of improper conflicts of interest for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies. Our Related Party Transactions Policy is available on our website at www.triumph.io, as an annex to our Corporate Governance Guidelines.

Jordan Graft Employment and Consulting Arrangements

In March 2018, the Company hired Mr. (Jordan) Graft, brother of Chief Executive Officer Aaron Graft, to oversee the Company’s development of blockchain and payments technologies, including its TriumphPay platform. Mr. (Jordan) Graft’s compensation included a prorated base salary of $425,000 for 2020, as well as participation in annual equity and cash incentive compensation programs commensurate with other senior executive leaders in charge of business units (with payments under such programs approved by our Compensation Committee).

In 2021, the Compensation Committee approved an equity award for Mr. (Jordan) Graft of 41,594 shares of time vested restricted common stock that would vest one-fourth on each of the first four anniversaries of the date of grant. This award was made pursuant a broader equity award program aimed at rewarding, incentivizing and retaining key members of the TriumphPay team. In 2020, the Compensation Committee approved an incentive bonus of $580,000 for Mr. (Jordan) Graft, to be paid 70% in cash and 30% in restricted stock.

During 2021, Mr. (Jordan) Graft became a consultant to the Company in the role of strategic advisor to TriumphPay. In connection therewith Mr. (Jordan) Graft ceased his employment relationship with the Company and entered into a consulting agreement with the Company whereby Mr. (Jordan) Graft provided services related to the Company’s payments platform, including guiding product strategy, technical support for product development and interfaces to the platform, supporting the business development teams to include strategic partnerships as well as relationships with freight brokers and shippers, and providing strategic advice and support related to the shipper market. The consulting agreement had a term that ended December 31, 2025. Pursuant to the Consulting Agreement, Mr. (Jordan) Graft was paid a consulting fee equal to 3,750 shares of Company common stock for each of the 2022-2025 fiscal years of the Company.

58 2026 Proxy Statement

Mr. (Jordan) Graft’s employment and consulting arrangements have been reviewed and approved by the Company’s Compensation and Nominating and Corporate Governance Committees.

Highway App, Inc. License Agreement

In April 2023, TBK Bank, SSB d/b/a Triumph entered into an agreement (the “Highway Agreement”) with Highway App, Inc., a Delaware corporation (“Highway”), whereby Triumph would integrate with Highway’s carrier onboarding service and license certain information to Highway for the limited purpose of allowing Highway to develop and market certain fraud mitigation services to mutual clients of Highway and TriumphPay. In connection therewith, TriumphPay shall be entitled to a portion of any fees generated by Highway for such services. In 2025, Highway and Triumph entered into additional statements of work under the Highway Agreement to provide for the offering of Triumph products and services on Highway’s Trusted Freight Exchange platform. Mr. (Jordan) Graft, brother of Chief Executive Officer Aaron Graft, is the founder and majority shareholder of Highway. The Highway Agreement and the related transactions thereunder were approved by the Company’s Nominating and Corporate Governance Committee and were determined to be on terms no less favorable than could be obtained in an arms-length transaction, considering both Triumph’s revenue share from the sale of the fraud mitigation services, the benefits such services could provide Triumph in attracting and retaining clients and the value of Triumph offering its products and services through the Trusted Freight Exchange Platform. Neither Aaron Graft nor any of the Company’s other directors or executive officers have any investments in or other interests in Highway. During our 2025, 2024 and 2023 fiscal years, the Company earned $536,687, $360,639 and $97,436, respectively, in fees pursuant to the Highway Agreement.

HPI Corporate Services LLC Brokerage Engagements

The Company has engaged HPI Corporate Services LLC to provide advisory services in connection with certain real estate transactions entered into by the Company and its subsidiaries, including the purchase of our future corporate headquarters office, expansion and extension of our corporate headquarters office lease and the lease for the main office of our factoring division. Richard Anderson, brother of Director Charles Anderson, is a minority investor in HPI Corporate Services LLC. The total amount of brokerage fees, net of commissions rebated to the Company per the terms of such brokerage arrangements, paid by the landlords for such transactions to HPI Corporate Services, LLC for our 2024 fiscal year totaled $250,000. No such fees were paid to HPI Corporate Services LLC during our 2025 or 2023 fiscal year. Our Nominating and Corporate Governance Committee approved (with Director Anderson abstaining) the engagement of HPI Corporate Services LLC for such transactions after considering, among other factors, the rates payable for such brokerage engagement compared to similar industry transactions and the expertise of HPI Corporate Services LLC in corporate real estate transactions.

Loan, Banking and Other Employment Relationships

Certain of our officers, directors and 5% shareholders, as well as their immediate family members and affiliates, are customers of, or have or have had transactions with, our bank subsidiaries or the Company in the ordinary course of business. These transactions include deposits, loans, wealth management products and other financial services related transactions. Related party transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us and do not involve more than normal risk of collectability or present other features unfavorable to us. We expect to continue to enter into transactions in the ordinary course of business on similar terms with our officers, directors and 5% shareholders, as well as their immediate family members and affiliates. No related party loans were categorized as nonaccrual, past due, restructured or potential problem loans as of the date of this proxy statement.

2026 Proxy Statement 59

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The tables set forth below contain information regarding the amount and percent of shares of Common Stock that as of February 24, 2026 are deemed under the rules of the SEC to be “beneficially owned” by each member of our Board of Directors, by each nominee for election to our Board of Directors, by each of our executive officers, by all of our directors and executive officers as a group, and by any person or “group” (as that term is used in the Exchange Act) known to us to be a “beneficial owner” of more than 5% of the outstanding shares of Common Stock as of that date. The information concerning the beneficial ownership of our directors and officers is based solely on information provided by those individuals. Unless otherwise stated, the beneficial owner has sole voting and investment power over the listed Common Stock or shares such power with his or her spouse. As of February 24, 2026, there were 23,793,965 shares of Common Stock outstanding.

Unless otherwise noted, the address for each shareholder listed on the tables below is: c/o Triumph Financial, Inc., 12700 Park Central Drive, Suite 1700, Dallas, Texas 75251.

	As of February 24, 2026

Name of Beneficial Owner Greater than 5% shareholders	Number of Shares of Common Stock	Percent of Class of Common Stock

BlackRock, Inc. (1)	3,360,208	14.1%

Kayne Anderson Rudnick Investment Management LLC (2)	2,108,278	8.9%

The Vanguard Group (3)	1,962,856	8.2%

AltraView Capital, LLC (4)	1,515,877	6.4%

Thrivent Financial for Lutherans (5)	1,510,380	6.3%

State Street Corporation (6)	1,178,479	5.0%

(1)

Consists of 3,360,208 shares of Common Stock beneficially owned of record by clients of one or more investment advisers directly or indirectly owned by BlackRock, Inc. Based solely on information set forth in a Schedule 13G/A filed by such persons on January 23, 2024. The address of such persons is BlackRock, Inc., 55 East 52nd Street, New York, NY 10055.

(2)

Consists of 2,108,278 shares of Common Stock beneficially owned of record by Kayne Anderson Rudnick Investment Management LLC, Virtus Investment Advisors, Inc. and Virtus Equity Trust on behalf of Virtus KAR Small Cap Growth Fund. Based solely on information set forth in a Schedule 13G/A filed by such persons on February 13, 2026. The address of (i) Kayne Anderson Rudnick Investment Management LLC is 2000 Avenue of the Stars, Suite 100, Los Angeles, CA 90067; (ii) Virtus Investment Advisors, Inc. is One Financial Plaza, Hartford, CT 06103; and (iii) Virtus Equity Trust on behalf of Virtus KAR Small Cap Growth Fund is 101 Munson Street, Greenfield MA 01301.

(3)

Consists of 1,962,856 shares of Common Stock beneficially owned of record by clients of one or more investment advisers directly or indirectly owned by The Vanguard Group. Based solely on information set forth in a Schedule 13G filed by such persons on February 13, 2024. The address of such persons is The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Consists of 1,515,877 shares of Common Stock beneficially owned of record by AltraView Capital, LLC. Based solely on information set forth in a Schedule 13G filed by such persons on January 8, 2026. The address of such persons is AltraView Capital, LLC, 11747 NE 1st Street, Suite 205, Bellevue, WA 98005-3018.

(5)

Consists of 1,510,380 shares of Common Stock beneficially owned of record by Thrivent Financial for Lutherans. Based solely on information set forth in a Schedule 13G filed by such persons on April 29, 2025. The address of such persons is Thrivent Financial for Lutherans, 901 Marquette Ave., Suite 2500, Minneapolis MN 55402.

(6)

Consists of 1,178,479 shares of Common Stock beneficially owned of record by clients of one or more investment advisers directly or indirectly owned by State Street Corporation. Based solely on information set forth in a Schedule 13G filed by such persons on October 14, 2024. The address of such persons is State Street Corporation, One Congress Street, Suite 1, Boston, MA 02114.

60 2026 Proxy Statement

Named Executive Officers and Directors	Shares of Common Stock Directly or Indirectly Owned		Shares of Common Stock Issuable Within 60 Days	Shares of Common Stock Subject to Future Vesting Requirements	Stock Options of Common Stock Exercisable Within 60 Days	Total Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock	Depository Shares of Series C Preferred Stock (9)	Percentage of Depository Shares of Series C Preferred Stock

Carlos M. Sepulveda, Jr.	351,312	(1)	—	—	—	351,312	1.47%	12,798	*

Richard L. Davis	210,364	(2)	—	—	—	210,364	*	20,000	1.53%

Aaron P. Graft	118,698	(3)	—	21,535	65,873	206,106	*	—	—

C. Todd Sparks	194,889	(4)	—	—	—	194,889	*	—	—

Charles A. Anderson	137,970	(5)	—	—	—	137,970	*	—	—

Michael P. Rafferty	37,043		—	—	—	37,043	*	9,338	*

Adam D. Nelson	20,768		—	4,064	11,469	36,301	*	—	—

Harrison Barnes	34,928	(6)	—	—	—	34,928	*	—	—

Edward J. Schreyer	2,891		—	15,028	3,450	21,369	*	—	—

Maribess L. Miller	19,699		—	—	—	19,699	*	—	—

W. Bradley Voss	7,729		—	5,028	5,781	18,538	*	—	—

Todd Ritterbusch	8,204		—	4,655	5,156	18,015	*	21,000	1.53%

Debra A. Bradford	10,627	(7)	—	—	—	10,627	*	—	—

Laura K. Easley	10,196	(8)	—	—	—	10,196	*	—	—

Davis Deadman	9,176		—	—	—	9,176	*	26,500	2.03%

Melissa K. McSherry	613		—	—	—	613	*	—	—

All directors and executive officers, as a group (16 persons)					91,729	1,317,146	5.51%	89,636	4.98%

*	Indicates less than 1%
(1)	Excludes 265 shares of Common Stock held by Mr. Sepulveda’s wife, Susan Sepulveda. Mr. Sepulveda disclaims beneficial ownership of such shares to the extent of his pecuniary interest therein.
(2)

Includes (i) 74,079 shares indirectly owned as trustee of the Sheree Davis 2006 Family Trust, (ii) 74,079 shares indirectly owned, and (iii) 6,926 shares indirectly owned as trustee of the Rick and Sheree Davis Family Foundation, a 501c3 organization. Mr. Davis disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(3)

Excludes 3,315 shares of Common Stock held by Mr. Graft’s wife, Kimberly Graft through JPMorgan FBO Kimberly Graft Roth IRA. 30,000 shares of common stock held by Mr. Graft have been pledged to JPMorgan Chase Bank, N.A. in connection with a personal loan facility entered into by Mr. Graft.

(4)

Mr. Sparks exercises voting and dispositive control over an aggregate of 145,390 shares of CS held by SBS Equity LLC, The Sparks Foundation, Inc., a 501c3 organization, and the C. Todd Sparks Family Limited Partnership. Mr. Sparks disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(5)

Includes 10,000 shares beneficially owned by Mr. Anderson as trustee of the Charles A. Anderson Exempt Trust. Mr. Anderson disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. 63,000 shares of common stock held by Mr. Anderson have been pledged to Charles Schwab Bank in connection with a personal loan facility entered into by Mr. Anderson. Such facility is intended to provide temporary liquidity pending the sale of certain other personal assets by Mr. Anderson, at which point Mr. Anderson anticipates eliminating such pledge of shares.

(6)

Mr. Barnes exercises voting and dispositive control over an aggregate of 12,750 shares of Common Stock held by Chadash Holdings, LLC. Mr. Barnes disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(7)

Includes 3,348 shares beneficially owned by Ms. Bradford as trustee of the Bradford Living Trust. Ms. Bradford disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein.

(8)

Includes 1,895 shares beneficially owned by Ms. Easley as trustee of the Easley Family Trust. Ms. Easley disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein.

(9)

Each depository Share represents 1/40th interest in a share of the Company’s 7.125% Series C Fixed Rate Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share. As of February 24, 2026, there were 1,800,000 Depository Shares Outstanding.

2026 Proxy Statement 61

PROPOSAL 2: ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Securities Exchange Act, the Company’s shareholders are being asked to provide advisory approval of the 2025 compensation of the Company’s named executive officers, as it has been described in the “Executive Compensation” section of this Proxy Statement. This proposal, commonly known as a “say on pay” proposal, gives each shareholder the opportunity to endorse or not endorse the Company’s executive pay program on an advisory basis. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this Proxy Statement. While this vote is advisory and not binding on the Company, it will provide the Company with information regarding investor sentiment about its executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of its 2026 fiscal year and beyond. While the say on pay vote is a formal means for soliciting shareholder feedback, the Company also welcomes the opportunity to engage with shareholders at any time.

In deciding how to vote on this Proposal, the Board encourages you to read the “Executive Compensation – Compensation Disclosure and Analysis” section of this Proxy Statement and the tabular and narrative disclosure which follows it. In those sections, we discuss each element of compensation, including base salaries, short-term incentives and long-term incentives. We also discuss our policies and other factors which affect the decisions of our Compensation Committee.

The Company believes that its executive compensation policies and procedures are competitive, focused on pay-for-performance principles, strongly aligned with the long-term interests of the Company’s shareholders and designed to attract and retain the talent needed to drive shareholder value and help the Company meet or exceed its financial and performance targets. The Company also believes that the compensation of its named executive officers for 2025 reflected the Company’s financial results for 2025. Accordingly, shareholders are being asked to vote on the following resolution to be presented at the Annual Meeting:

“RESOLVED, that the holders of the Common Stock hereby approve on an advisory basis the compensation of the named executive officers as described in this Proxy Statement under the heading “Executive Compensation”, including the Compensation Discussion and Analysis, the compensation tables and related footnotes.”

The vote by the shareholders will be a non-binding, advisory vote, meaning that the voting results will not be binding on the Company, the Compensation Committee or the Board or overrule or affect any previous action or decision by the Compensation Committee or the Board or any compensation previously paid or awarded. However, the Compensation Committee and the Board will take the voting results into account when determining executive compensation matters in the future. Proxies will be voted for the approval of the named executive officers’ compensation unless otherwise specified. After taking into account the results of the advisory vote on the frequency of future advisory votes on executive compensation at our 2025 annual meeting, the Company has determined that the next say on pay vote after the Annual Meeting is expected to be held at the Company’s 2027 annual meeting.

The Board recommends that you vote FOR the approval of the non-binding advisory resolution regarding the compensation of the named executive officers as set forth in this Proxy Statement

62 2026 Proxy Statement

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed the accounting firm of Crowe LLP to serve as Triumph’s independent registered public accounting firm for the fiscal year ending December 31, 2026. A proposal to ratify that appointment will be presented at the Annual Meeting. Representatives of Crowe LLP are expected to be present at the meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Shareholder ratification of the selection of Crowe LLP as our independent public accountants is not required by our Bylaws or other applicable legal requirement. However, the Board of Directors is submitting the selection of Crowe LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and our shareholders’ best interests.

Audit and Non-Audit Fees

For the fiscal years ended December 31, 2025 and 2024, Crowe LLP provided various audit and audit-related services to the Company. Set forth below are the aggregate fees billed for these services:

	2025	2024

Audit fees	$1,713,400	$1,629,800

Audit-related fees	24,800	32,100

Tax fees	—	—

	$1,738,200	$1,661,900

Audit fees include aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements, for the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, for the issuance of comfort letters and SEC consents, for assistance with and review of documents filed with the SEC, and for the audit pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-related fees are fees for assurance and related services that are reasonably related to Crowe LLP’s audits and are not reported under “audit fees”, including, during 2025 and 2024, work performed in connection with employee benefit plan audits.

There were no tax fees for 2025 or 2024 as the Company did not engage Crowe LLP’s tax compliance and consulting services during those periods.

No fees were billed for professional services rendered for services or products other than those listed under the captions “Audit Fees”, “Audit-Related Fees”, and “Tax Fees” for 2025 and 2024.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee of the Board of Directors has implemented procedures to ensure that all audit, audit-related and permitted non-audit services provided to us are pre-approved by the Audit Committee. Any audit and non-audit services require specific pre-approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members when expedition of services is necessary and this special pre-approval is reported out at the next meeting of the Audit Committee.

2026 Proxy Statement 63

All of the audit-related services provided by Crowe LLP to us in 2025 were approved by the Audit Committee. There were no non-audit services provided by Crowe LLP in 2025.

The Board of Directors unanimously recommends a vote FOR the ratification of our appointment of Crowe LLP as our independent registered public accounting firm for the current fiscal year.

64 2026 Proxy Statement

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and accounting estimates, and the clarity of disclosures in the financial statements. Also, the Audit Committee reviewed and discussed with management and the independent auditor the quarterly and annual earnings press releases and financial statements prior to their issuance.

The Audit Committee is governed by a charter. A copy of the charter is available on the Company’s website at https://ir.triumph.io/governance/governance-documents. The Audit Committee held five meetings during 2025. The Company’s current Audit Committee Charter was last updated on October 21, 2025. The Audit Committee is comprised solely of independent directors as defined by NYSE listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. Two of the four Audit Committee members are audit committee financial experts as defined by the SEC.

The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company, the Company’s internal auditors and the Company’s independent auditor. The Audit Committee discussed with the Company’s internal auditors and independent auditor the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, and the overall quality of the Company’s financial reporting.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s Independent Auditor, both in fact and appearance. The Audit Committee evaluates the qualifications, performance and independence of the Company’s Independent Auditor and its lead partner and makes a determination whether to re-engage the current Independent Auditor. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ capabilities and the auditors’ technical expertise and knowledge of the Company’s operations and industry. The Audit Committee participates in discussions and negotiations of audit and audit-related fees and approves all fees and services of the Independent Auditor. The Audit Committee has appointed Crowe LLP as the Company’s Independent Auditor for 2026. Crowe LLP has been the Independent Auditor for the Company since 2012.

The members of the Audit Committee and the Board of Directors believe that, due to Crowe LLP’s knowledge of the Company and of the industries in which the Company operates, it is in the best interests of the Company and its shareholders to continue retention of Crowe LLP to serve as the Company’s Independent Auditor. The Audit Committee has overall responsibility for the appointment, compensation and oversight of the Independent Auditor. Although the Audit Committee has the sole authority to appoint the Independent Auditor, the Audit Committee will continue to recommend that the Board of Directors ask the shareholders, at the Annual Meeting, to ratify the appointment of the Independent Auditor.

The Audit Committee reviewed with the Independent Auditor, which is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 16, Communications with Audit Committees, the rules of the SEC, and other applicable regulations. The Audit Committee also discussed with the Independent Auditor the critical audit

2026 Proxy Statement 65

matter included in the Independent Auditor’s 2025 report. In addition, the Audit Committee has discussed with the Independent Auditor the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the Independent Auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed by the Company with the SEC.

THE AUDIT COMMITTEE

Michael P. Rafferty, Chairman

Maribess L. Miller

C. Todd Sparks

Debra Bradford

March 11, 2026

66 2026 Proxy Statement

SHAREHOLDER PROPOSALS

Shareholder proposals submitted pursuant to SEC Rule 14a-8 for inclusion in our 2027 proxy statement and acted upon at our 2027 Annual Meeting (the “2027 Annual Meeting”) must be received by us at our executive offices at 12700 Park Central Drive, Suite 1700, Dallas, Texas 75251, Attention: Corporate Secretary, on or prior to November 11, 2026. If, however, the 2027 Annual Meeting takes place more than 30 days before or after April 23, 2027, then the deadline for shareholder proposals submitted pursuant to SEC Rule 14a-8 for inclusion in our 2027 proxy statement and acted upon at our 2027 Annual Meeting shall be a date that we determine to be a reasonable time before we begin to print and send our Proxy Materials. In this event, we will disclose this deadline in a public filing with the SEC.

Shareholder proposals submitted for consideration at the 2026 Annual Meeting but not submitted pursuant to SEC Rule 14a-8, including shareholder nominations for candidates for election as directors, generally must be delivered to the Secretary at our executive offices not later than 90 days nor earlier than 120 days before the first anniversary of the date of the 2026 Annual Meeting, or not later than 120 days nor earlier than 150 days before the first anniversary of the date of the 2026 Annual Meeting in the case of shareholder nominations for candidates for election as directors. As a result, any notice given by a shareholder pursuant to the provisions of our Bylaws (other than notice pursuant to SEC Rule 14a-8) must be received no earlier than December 24, 2026 and no later than January 23, 2027, or no earlier than November 24, 2026 and no later than December 24, 2026, in the case of shareholder nominations for candidates for election as directors. However, if the date of the 2027 Annual Meeting occurs more than 30 days before or more than 60 days after April 23, 2027, notice by the shareholder of a proposal must be delivered no later than the later of 70 days prior to the date of such annual meeting or the 7th day following the earlier of the date on which notice of the annual meeting is first mailed by or on behalf of the Company or the day on which we first make a public announcement of the date of the annual meeting. shareholder proposals or nominations must include the specified information concerning the shareholder and the proposal or nominee as described in our Bylaws.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 22, 2027. If, however, the 2027 Annual Meeting takes place more than 30 days before or after April 23, 2027, then notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made by us.

2026 Proxy Statement 67

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirement for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to all holders at that address. This process is commonly known as “householding.” To conserve resources and reduce expenses, we consolidate materials under these rules when possible. Shareholders who participate in householding will receive separate proxy cards.

Because we are using the SEC’s notice and access rule and are delivering proxy materials electronically, we will not household our proxy materials or notices to shareholders of record sharing an address. This means that shareholders of record who share an address will each be mailed a separate Notice of Internet Availability of Proxy Materials. However, certain brokerage firms, banks, or similar entities holding our Common Stock for their customers may household proxy materials or notices. Shareholders sharing an address whose shares of our Common Stock are held in street name should contact their broker if they now receive (i) multiple copies of our proxy materials or notices and wish to receive only one copy of these materials per household in the future, or (ii) a single copy of our proxy materials or notice and wish to receive separate copies of these materials in the future.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

If at any time you would like to receive a paper copy of the annual report on Form 10-K, please write to Investor Relations, Triumph Financial, Inc., 12700 Park Central Drive, Suite 1700, Dallas, Texas 75251 and we will promptly send a copy to you without charge. Our copying costs will be charged if copies of exhibits to the Form 10-K are requested.

By Order of the Board of Directors,

Aaron P. Graft

President and Chief Executive Officer

68 2026 Proxy Statement

ANNEX A GAAP Reconciliation of Non-GAAP Financial Measures

We believe the non-GAAP financial measures included in this document provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however, we acknowledge that our non-GAAP financial measures have a number of limitations. The following reconciliation table provides a more detailed analysis of the non-GAAP financial measures:

(Dollars in thousands) Payments Segment	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25	4Q25

Interest income	$5,275	$5,157	$5,721	$5,693	$5,597	$5,363	$6,230	$6,769	$6,936

Intersegment interest allocations	1,951	2,161	2,010	2,569	2,730	2,918	2,896	2,943	2,779

Total interest expense	—	—	—	—	—	—	—	—	—

Net interest income (expense)	7,226	7,318	7,731	8,262	8,327	8,281	9,126	9,712	9,715

Credit loss expense (benefit)	5	69	(9)	(5)	2	118	92	9	28

Net interest income after credit loss expense	7,221	7,249	7,740	8,267	8,325	8,163	9,034	9,703	9,687

Noninterest income	5,444	5,543	5,867	6,322	6,348	6,531	7,724	8,462	8,623

Noninterest expense	14,783	16,485	17,070	16,598	15,820	17,113	16,844	17,094	17,258

Net intersegment noninterest income (expense)	(243)	(510)	(510)	(604)	(539)	(572)	(568)	(621)	(640)

Operating income (loss)	(2,361)	(4,203)	(3,973)	(2,613)	(1,686)	(2,991)	(654)	450	412

Interest expense	—	—	—	—	—	—	—	—	—

Depreciation and software amortization	261	244	263	253	243	230	222	203	182

Intangible amortization expense	1,703	1,702	1,687	1,687	1,687	1,551	1,418	904	878

EBITDA	$36	$(1,730)	$(1,443)	$70	$1,293	$(14)	$2,399	$3,107	$3,156

Interest Income	$5,275	$5,157	$5,721	$5,693	$5,597	$5,363	$6,230	$6,769	$6,936

Intersegment interest income	1,951	2,161	2,010	2,569	2,730	2,918	2,896	2,943	2,779

Noninterest income	5,444	5,543	5,867	6,322	6,348	6,531	7,724	8,462	8,623

Intersegment noninterest income	267	265	264	289	356	372	381	329	290

Total revenue	$12,937	$13,126	$13,862	$14,873	$15,031	$15,184	$17,231	$18,503	$18,628

EBITDA Margin	0.3%	(13.2)%	(10.4)%	0.5%	8.6%	(0.1)%	13.9%	16.8%	16.9%

2026 Proxy Statement A-1

Triumph TRANSACT CONFIDENTLY

12700 Park Central Drive, Suite 1700
Dallas, TX 75251
www.triumph.io

P.O. BOX 8016, CARY, NC 27512-9903 Your vote matters!
Have your ballot ready and please use one of the methods below for easy voting: Your control number
Have the 12 digit control number located in the box above
available when you access the website and follow the instructions. Triumph Financial, Inc.
Annual Meeting of Shareholders For Shareholders of record as of February 24, 2026 Thursday, April 23, 2026, 9:30 AM, Central Time 3 Park Central, 12700 Park Central Drive, 15th Floor Dallas, TX 75251
YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: 9:30 AM, Central Time, April 23, 2026 Internet: www.proxypush.com/TFIN Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote Phone:
1-866-206-5381 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions
Mail: Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided
This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Adam D. Nelson and Kameron C. Dodge (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Triumph Financial, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE PROPOSALS IN ITEMS 1, 2, AND 3, AND AUTHORITY WILL BE GRANTED UNDER ITEM 4. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.
PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE
Copyright © 2026 BetaNXT, Inc. or its affiliates. All Rights Reserved

Triumph Financial, Inc. Annual Meeting of Shareholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2, AND 3 Triumph Financial, Inc. Annual Meeting of Shareholders PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS
1. Election of Directors
1.01 Carlos M. Sepulveda, Jr. FOR AGAINST ABSTAIN FOR
1.02 Aaron P. Graft FOR
1.03 Charles A. Anderson FOR
1.04 Debra A. Bradford FOR
1.05 Davis Deadman FOR
1.06 Laura K. Easley FOR
1.07 Melissa K. McSherry FOR
1.08 Michael P. Rafferty FOR
1.09 C. Todd Sparks FOR
2. Management Proposal Regarding Advisory Approval of the Company’s Executive Compensation
3 Ratification of Selection of Independent Registered Public Accounting Firm
4. To transact any business as may properly come before the Annual Meeting or any adjournments or postponements
Check here if you would like to attend the meeting in person. Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.
Signature (and Title if applicable) Date Signature (if held jointly) Date